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                                                                Exhibit 99.3

                                                CONFIDENTIAL TREATMENT REQUESTED

* Portions denoted with an asterisk have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

            WORLDWIDE SALES, DISTRIBUTION, AND DEVELOPMENT AGREEMENT


This Sales, Distribution, and Development Agreement (the "Agreement") is made as of December 21, 1999 by and between SuperGen, Inc., ("SuperGen"), a California corporation with its principal offices at Two Annabel Lane, Suite 220, San Ramon, California 94583, and Abbott Laboratories, an Illinois corporation ("Abbott"), with its principal offices at 100 Abbott Park Road, Abbott Park, Illinois 60064.

RECITALS:

WHEREAS, SuperGen is developing a pharmaceutical compound known as Rubitecan (as defined below) for the treatment of pancreatic cancer and other indications;

WHEREAS, SuperGen desires to collaborate with Abbott with respect to the clinical development, obtaining of regulatory approvals, distribution and marketing of Rubitecan product(s) throughout the world;

WHEREAS, Abbott desires to collaborate with SuperGen with respect to such product(s); and

WHEREAS, Abbott and SuperGen shall enter into three other agreements in support of their collaboration: (i) a U.S. Distribution Agreement pursuant to which SuperGen will grant to Abbott the right to distribute SuperGen's product Nipent in the United States (the "U.S. Distribution Agreement"); and (ii) a Common Stock and Option Purchase Agreement pursuant to which Abbott shall purchase an equity interest in SuperGen's common stock (the "Stock Purchase Agreement") (both of which other agreements, along with this Agreement, collectively referred to as the "SuperGen-Abbott Agreements");

NOW, THEREFORE, in consideration of the foregoing and the mutual covenant undertakings contained herein, the parties hereto hereby agree as follows:

ARTICLE I:        DEFINITIONS

In addition to the other terms defined elsewhere herein, the following terms shall have the following meanings when used in this Agreement (and any term defined in the singular shall have the same meaning when used in the plural, and vice versa, unless stated otherwise):

1.1 "Abbott Cost of Goods" means (i) with respect to the Net Units of Product Sold in the U.S. Territory, the aggregate U.S. Transfer Price paid by Abbott to SuperGen for the Net Units of Product Sold in the U.S. Territory during the given calendar quarter or year; (ii) with respect to the Net Units of Product Sold in the International Territory, the aggregate International Transfer Price paid by Abbott to SuperGen for the Net Units of Product Sold in the International Territory during the given calendar quarter or year, and


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in the event that Sections 8.5(b) or (c) apply, (A) to the extent that the
Compound or Product for the International Territory is sourced from the same Abbott-owned manufacturing facilities as the facilities used for the Product for the U.S. Territory, the purchase price for the sale of such goods to SuperGen in the U.S. Territory during the given calendar quarter or year, (B) to the extent that the Compound or Product is sourced from a different Abbott-owned manufacturing facility, the direct costs and expenses of manufacturing and packaging such goods during the given calendar quarter or year and (C) to the extent that the Compound or Product is sourced from a Third Party manufacturer, the actual price paid by Abbott for the manufacture, supply and packaging of such goods during the given calendar quarter or year; and (iii) with respect to the Territories, Abbott's direct costs and expenses of (A) damaged and/ or returned inventory during the given calendar quarter or year, (B) any governmentally imposed duties, sales, excise, turnover, inventory. value-added and similar taxes assessed on the Compound and Product during the given calendar quarter or year, and (C) in-bound freight and brokerage fees if not included in the finished cost of the Product during the given calendar quarter or year, provided that in no event shall Abbott Cost of Goods include any overhead or indirect costs or expenses (including but not limited to such overhead or indirect costs or expenses attributable to medical, regulatory, or marketing activities of Abbott), and further provided that in no event shall Abbott Cost of Goods include any item which is not an actual cost or expense calculated in good faith, nor shall Abbott Cost of Goods include any item in any way contrived so as to inflate the calculation of Abbott Cost of Goods. Abbott's Cost of Goods shall be calculated separately for the U.S. Territory and the International Territory.

1.2 "Abbott Distribution Expenses" means, for the U.S. Territory only, a percentage of Abbott Net Sales in the U.S. Territory during the given calendar quarter or year, which percentage shall be agreed by the parties no later than sixty (60) days prior to Launch in the U.S. Territory.

1.3 "Abbott Distribution Margin" means the Abbott Net Sales minus (i) the Abbott Cost of Goods and (ii) the Abbott Distribution Expenses for the given calendar quarter or year.

1.4 "Abbott Net Sales" means the total gross sales of the Product (as set forth on the invoice for such Product) by Abbott and permitted Sublicensees (as defined in Section 2.5(d) below) to Third Parties in the given calendar quarter or year, plus, if applicable, the fair market value of all properties and services received in consideration of a sale of Product by Abbott and permitted Sublicensees to Third Parties during such calendar quarter or year, less the following deductions directly paid or incurred by Abbott or its permitted Sublicensees with respect to the sale of the Product in such calendar quarter or year:

         (i) with respect to the U.S. Territory, standard, percentage-based discounts, credits. rebates, including Abbott's standard cash terms and returned goods, as well as rejections, recalls, bad debt write-offs, returns and retroactive price reductions in lieu of returns, and other discounts, credits, rebates (including but

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         not limited to Medicare/Medicaid Rebates), adjustments, allowances and management fees to group purchasing organizations and wholesaler fees;

         (ii) with respect to the International Territory, rejections, recalls, returns and retroactive price reductions in lieu of returns, and to the extent offered or allowed in a manner consistent with those offered or allowed with respect to Abbott's other products in the same oncology category (to the extent applicable), discounts, credits, rebates, adjustments, allowances and management fees to group purchasing organizations; and

         (iii) with respect to the Territories (A) chargebacks granted to drug wholesalers and (B) to the extent imposed by government authorities, retroactive rebates or other rebates.

Abbott's Net Sales shall be calculated separately for the U.S. Territory and the International Territory.

1.5 "Abbott Operating Margin" means the Abbott Distribution Margin minus the Abbott SG&A for the given calendar quarter or year. The Abbott Operating Margin shall be calculated separately for the U.S. Territory and the International Territory.

1.6 "Abbott SG&A" means the verified costs and expenses permitted under Section
4.2 which are incurred by Abbott and/or its permitted Sublicensees in the advertising, Detailing, sales, marketing and promotion of the Product and, to the extent permitted under Section 4.4, the Marketing Studies for the Product during any given calendar quarter or year, in the categories set forth in
Exhibit 1.8. provided that in no event shall Abbott SG&A include any overhead or indirect costs or expenses (including but not limited to such overhead or indirect costs or expenses attributable to medical, regulatory, or marketing activities of Abbott), and further provided that in no event shall Abbott SG&A include any costs or expenses actually incurred by Abbott in connection with the Co-Promotion of the Product in the U.S. Territory but not approved in advance by the U.S. Marketing Board.

1.7 "Abbott Trademark" means the trademark(s) to be selected and registered by Abbott for the Product in the International Territory.

1.8 "Affiliate" means any corporation or non-corporate business entity which controls, is controlled by, or is under common control with a Party. A corporation or non-corporate business entity shall be regarded as in control of another corporation or non-corporate business entity if it owns, or directly or indirectly controls, in excess of fifty percent (50%) of the voting stock of the other corporation, or (a) in the absence of the ownership of in excess of fifty percent (50%) of the voting stock of a corporation or (b) in the case of a non-corporate business entity, if it possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such corporation or non-corporate business entity, as applicable.

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1.9 "Co-Promote" or "Co-Promotion" means the joint activities of the Parties to
Promote the Product under the SuperGen Trademark in the U.S. Territory.

1.10 "Competing Product" means any pharmaceutical product containing nitro-camptothecin or a derivative thereof as an active ingredient.

1.11 "Compound" means rubetican, known as 9-nitro-20 (S)-camptothecin, also known as 4-ethyl-4-hydroxy-9-nitro-1H-pyrano-[3',4':6,7] indolizino [1,2-b] quinolone-3, 14(4H, 12H)-dione; CAS. Reg. No. 7689-03-4.

1.12 "* Plan" shall mean the formal action plan which shall be jointly agreed upon by the Parties in response to the findings of, and recommendations resulting from, the audit of SuperGen's clinical development activities conducted by * in November 1999.

1.13 "Current Good Clinical Practice" means clinical practice as set out in: (i) current Guidelines for Good Clinical Practice for Trials on Medicinal Products in the European Union; (ii) US Code of Federal Regulations Title 21, Chapter 50 (Protection of Human Subjects), Chapter 56 (Institutional Review Boards), and relevant final FDA Guidance and Points to Consider for drugs and/or biotechnology-derived products, as may be amended from time to time; or (iii) the equivalent current law or regulation in any market.

1.14 "Current Good Laboratory Practice" means laboratory practice as set out in:
(i) Rules Governing Medicinal Products in the European Union Vol. III, ISBN
92.825 9619-2 (ex. OECD principles of GLP), as may be amended from time to time;
(ii) US Code of Federal Regulations, Title 21, Chapter 58 (Good Laboratory Practice for Nonclinical Laboratory Studies), and relevant final FDA Guidance and Points to Consider for drugs and/or biotechnology-derived products, as may be amended from time to time; or (iii) the equivalent current law or regulation in any market.

1.15 "Current Good Manufacturing Practice" means manufacture in accordance with:
(i) EC Directive 91/456/EEC, as may be amended from time to time; (ii) the current principles and guidelines of Good Manufacturing Practice for medicinal products for human use as required by, but not limited to, the applicable sections of the US Federal Food, Drug and Cosmetic Act, the US Public Health Service Act, the US Code of Federal Regulations, Title 21, Parts 210 (CURRENT GOOD MANUFACTURING PRACTICE IN MANUFACTURING, PROCESSING, PACKING, OR HOLDING OF DRUGS; GENERAL) and 211 (CURRENT GOOD MANUFACTURING PRACTICES FOR FINISHED PHARMACEUTICALS), and relevant final FDA Guidance and Points to Consider for drugs and/or biotechnology-derived products, as amended from time to time; or
(iii) the equivalent current law or regulation in any market.

1.16 "Detail" means a face-to-face sales presentation by a Sales Representative during which the Product is marketed and promoted to an appropriate health care professional. This shall include, but not be limited to, discussions with health care professionals, meetings with or presentations to managed care entities, purchasing decision-makers or

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formulary committees of health care providers, and participation in conventions and continuing education programs.

1.17 "Detailing" means the act of marketing and promoting the Product through Details.

1.18 "Discretionary Funds" means the miscellaneous costs and expenses which represent that portion of the U.S. Co-Promotion Budget that are used by the Sales Representatives in support of their Detailing and marketing activity for the Product.

1.19 "EMEA" means the European Medicines Evaluation Agency or any successor entity thereto in the European Union, provided that if submission for regulatory approval for the Product is made in the EU via the decentralized procedure, then reference to the "EMEA" in this Agreement shall be deemed a reference to the appropriate reference member state in the EU.

1.20 "FDA" means the U.S. Food and Drug Administration or any successor entity thereto.

1.21 "Finished Product" means the Product packaged and labeled for sale in accordance with applicable laws and regulations in the Territories.

1.22 "International Promotional Materials" means all electronic and computer managed information (including the Internet), all written, printed or graphic materials, brochures, sales aids and other promotional items relating to a Product approved for use in the International Territory, including but not limited to advertising, Continuing Medical Education programs, seminar presentations, symposia and speaker programs.

1.23 "International Territory" means all areas of the world outside the U.S. Territory.

1.24 "International Transfer Price" means the price for the sale of Product by SuperGen to Abbott in the International Territory as determined pursuant to
Section 8.2(c).

1.25 "Know-How" means any proprietary technology (other than the Licensed Patents) owned by or licensed (with a right of sublicense) to SuperGen during the term of this Agreement relating to the Compound or the Product; including but not limited to, all pharmacological and toxicological data, including animal test results and human clinical data and evaluation reports, and all performance specifications.

1.26 "Launch" means the date upon which the first commercial sale of a Product by Abbott or its Affiliates to Third Parties (as evidenced by the invoice date for such sale) occurs in the Territories.

1.27 "Licensed Patents" means all patents and patent applications set forth in
Exhibit 1.23 throughout the Territory, including without limitation substitutions,

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                                              CONFIDENTIAL TREATMENT REQUESTED

extensions, additions, reissues, reexaminations, renewals, divisions, continuations, continuations-in-part or supplementary patent certificates thereof or therefor, owned by or licensed (with the right to sublicense) to SuperGen during the term of this Agreement relating to the Compound and/ or the Product.

1.28 "Losses" means any liabilities, costs, damages, judgments, settlements and other reasonable out-of-pocket expenses (including legal and other professional fees and expenses).

1.29 "Major European Countries" means France, Italy, Germany, Spain and the United Kingdom.

1.30 "Marketing Studies" means those clinical trials and studies (including, for the purposes of this Agreement, physician-held IND studies) which are performed essentially for marketing purposes and expressly excludes all clinical studies and trials which are required to pursue, obtain, and maintain Regulatory Approval in the Territories.

1.31 "Medicare/ Medicaid Rebates" means those rebates that are due to either U.S. federal or state administered programs on purchases of the Product by such programs as established by applicable U.S. federal or state law or regulation.

1.32 "NDA" means, with respect to each commercially launched Product, an approvable New Drug Application filed by SuperGen with the FDA for the U.S. Territory, and the equivalent regulatory submission with the applicable governmental authorities in the European Union and/ or in a given country in the International Territory, and all subsequent submissions to that NDA.

1.33 "Net Units of Product Sold" means the total number of units of Product which are sold by Abbott or its Affiliates to Third Parties during the given calendar quarter or year less any returned, recalled, damaged or any other such units of Product for which the customer has been credited the original sales price. For any given period, the Net Units of Product Sold shall equal that number of units of Product included in the calculation of Abbott Net Sales for the same period. The Net Units of Product Sold shall be calculated separately for the U.S. Territory and the International Territory.

1.34 "Party" means Abbott or SuperGen, and "Parties" means Abbott and SuperGen, except as provided in Section 20.2.

1.35 "Patent Protected" means, with respect to the Product in a specific country of the Territories, that the manufacture, use or sale of such Product in such country infringes a Valid Claim in such country.

1.36 "Person" means a natural person, a corporation, a partnership, a trust venture, any governmental authority, and any other entity or organization.

1.37 "Product" means any pharmaceutical product containing the Compound or a

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                                              CONFIDENTIAL TREATMENT REQUESTED


derivative thereof as an active ingredient.

1.38 "Product Sales" means the total gross sales of the Product.

1.39 "Promote" or "Promotion" means the act of Detailing or otherwise advertising, marketing and promoting sales of the Product and conducting as necessary Marketing Studies.

1.40 "Regulatory Approval" means (i) with respect to the U.S. Territory, approval from the FDA to market a Product in the United States and (ii) with respect to the International Territory, all governmental approvals and authorizations necessary for the commercial sale of the Product in a country in the Territory, including but not limited to marketing authorization, pricing approval and pricing reimbursement, as applicable.

1.41 "Sales Representative" means, with respect to each Party, an individual:
(i) who is regularly employed by such Party on a full-time or part-time basis as a member of one of its sales forces or as a field-based medical liaison representative or, with the written consent of the other Party, is retained on a contractual basis to act as a part of its sales force; and (ii) who is appropriately qualified and experienced in pharmaceutical product promotion to make effective sales presentations for the Product.

1.42 "Sales Year" means, for both the U.S. Territory and the International Territory, for the first Sales Year, a twelve (12) month period commencing on the date of Abbott's Launch of the Product in such Territory, or any succeeding twelve (12) month period.

1.43 "Sample Pack" means Product for distribution to Third Parties as professional samples not to be sold.

1.44 "Specifications" means written manufacturing release specifications, which shall be agreed between the Parties for, respectively, the Compound, the Product and the Finished Product, and attached to this Agreement as Exhibit 1.44.

1.45 "SuperGen Cost of Goods" means the direct costs and expenses of manufacturing and packaging the Net Units of Product Sold during the given calendar quarter or year, including the actual costs and expenses, if any, incurred by SuperGen during the given calendar quarter or year for (i) the warehousing, handling and shipping of the Compound and Product; (ii) any governmentally imposed duties, sales, excise, turnover, inventory, value-added and similar taxes assessed on the Compound and Product, and (iii) in-bound freight and brokerage fees if not included in the finished cost of the Product; and (iv) any reimbursement to Abbott pursuant to Section 8.5(d), provided that in no event shall SuperGen Cost of Goods include any overhead or indirect costs or expenses (including but not limited to such overhead or indirect costs or expenses attributable to medical, regulatory, or marketing activities of SuperGen), and further provided that in no event shall SuperGen Cost of Goods include any item which is not an actual cost or expense calculated in good faith, nor shall SuperGen Cost of Goods include any item in any way contrived so as to inflate the calculation of SuperGen Cost of Goods. The SuperGen

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                                              CONFIDENTIAL TREATMENT REQUESTED


Cost of Goods shall be calculated separately for the U.S. Territory and the International Territory.

1.46 "SuperGen Distribution Margin" means the SuperGen Product Sales in the U.S. Territory minus the SuperGen Cost of Goods with respect to the U.S. Territory for a given calendar quarter or year. The SuperGen Distribution Margin shall be calculated only for the U.S. Territory.

1.47 "SuperGen Operating Margin" means the SuperGen Distribution Margin in the U.S. Territory minus the SuperGen SG&A for a given calendar quarter or year. The SuperGen Operating Margin shall be calculated only for the U.S.
Territory.

1.48 "SuperGen Product Sales" means the total aggregate U.S. Transfer Price received by SuperGen from Abbott for the Net Units of Product Sold by Abbott to Third Parties in the U.S. Territory during a given calendar quarter or year. The SuperGen Product Sales shall be calculated only for the U.S. Territory.

1.49 "SuperGen SG&A" means, with respect to the U.S. Territory during the given calendar quarter or year, the verified costs and expenses permitted under
Section 4.2 which are incurred by SuperGen in the advertising, Detailing, sales, marketing and promotion of the Product in the U.S. Territory and, to the extent permitted under Section 4.4, the Marketing Studies for the U.S. Territory for the Product during the given calendar quarter or year, in the categories set forth in Exhibit 1.8, provided that in no event shall SuperGen SG&A include any overhead or indirect costs or expenses (including but not limited to such overhead or indirect costs or expenses attributable to medical, regulatory, or marketing activities of SuperGen), and further provided that in no event shall SuperGen SG&A include any costs or expenses actually incurred by SuperGen in connection with the Co-Promotion of the Product in the U.S. Territory but not approved in advance by the U.S. Marketing Board. The SuperGen SG&A shall be calculated only for the U.S. Territory.

1.50 "SuperGen Technology" means the Licensed Patents and the Know-How.

1.51 "SuperGen Third Party Royalties" means the royalty payments made, for a given period during the term of this Agreement, by SuperGen to The Stehlin Foundation for Cancer Research ("Stehlin") pursuant to the license agreement dated September 3, 1997 between SuperGen and Stehlin relating to the Compound (the "Stehlin License Agreement").

1.52 "SuperGen Trademark" means the trademark to be selected by the U.S. Marketing Board and registered by SuperGen for the Product in the U.S. Territory.

1.53 "Territories" means the U.S. Territory and the International Territory.

1.54 "Third Party" means any Person that is not a Party or an Affiliate of a Party.

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                                              CONFIDENTIAL TREATMENT REQUESTED


1.55 "U.S. Product Profit" means the following: (i) with respect to the first calendar quarter of each year, the total of the Abbott Operating Margin and the SuperGen Operating Margin for such calendar quarter and (ii) for the second, third and fourth calendar quarters of each year, the total, for the subject calendar quarter and each previous calendar quarter during such calendar year, of the Abbott Operating Margin and the SuperGen Operating Margin.

1.56 "U.S. Promotional Materials" means all electronic and computer managed information (including the Internet), all written, printed or graphic materials, brochures, sales aids and other promotional items relating to a Product approved by the U.S. Marketing Board for use in the U.S. Territory, including but not limited to advertising, Continuing Medical Education programs, audio programs, seminar presentations, symposia and speaker programs.

1.57 "U.S. Territory" means the continental United States of America, Hawaii and Alaska.

1.58 "U.S. Transfer Price" means the price for the sale of the Product by SuperGen to Abbott in the U.S. Territory pursuant to Section 8.2(b) below.

1.59 "Valid Claim" means (a) an issued claim of any unexpired patent included among the Licensed Patents, or (b) a pending claim of any pending patent application included among the Licensed Patents, which has not been held unenforceable, unpatentable or invalid by a decision of a court or governmental body of competent jurisdiction, unappealable or unappealed within the time allowed for appeal, which has not been rendered unenforceable through disclaimer or otherwise or which has not been lost through an interference proceeding.

ARTICLE 2:  DISTRIBUTION AND PROMOTION

2.1 EXCLUSIVE DISTRIBUTOR. SuperGen hereby appoints Abbott, and Abbott hereby accepts appointment, as the exclusive distributor of the Product in the U.S. Territory and the International Territory, with the sole and exclusive right, exclusive even as to SuperGen, to sell commercially and to distribute the Product to Third Parties in the Territories, with the right to appoint Affiliate sub-distributors, and with the right to appoint Third Party sub-distributors with SuperGen's prior written consent, which consent shall not be unreasonably withheld or delayed.

2.2 RESERVATION OF RIGHTS. Except as expressly provided in this Article 2 and elsewhere in this Agreement, no right, title or interest is granted, whether express or implied, by SuperGen to Abbott relating to other SuperGen products. Nothing in this Agreement shall be deemed to restrict SuperGen's right to exploit technology, know-how, patents or any other intellectual property rights relating to other SuperGen products.

2.3  PROMOTION.

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                                              CONFIDENTIAL TREATMENT REQUESTED


     (a) SuperGen hereby grants to Abbott, and Abbott hereby accepts, the exclusive right to Co-Promote the Product in the U.S. Territory jointly with SuperGen. Neither Abbott nor SuperGen shall appoint any Third Party to act on its behalf with respect to the Detailing of the Product in the U.S. Territory. At any time during the term of this Agreement, if SuperGen (or its successors or permitted assigns), at its sole discretion, decides not to Co-Promote or to cease Co-Promoting the Product in the U.S. Territory, SuperGen shall provide Abbott with at least one hundred eighty (180) days prior written notice of such decision. In such event, Abbott's right to Co-Promote the Product in the U.S. Territory pursuant to this Article 2.3 shall automatically become an exclusive right to Promote the Product in the U.S. Territory, exclusive even as to SuperGen, without requiring any amendment of this Agreement, effective one hundred eighty (180) days after receipt of such notice from SuperGen.

     (b) SuperGen hereby grants to Abbott, and Abbott hereby accepts, the exclusive right, exclusive even as to SuperGen, to Promote the Product in the International Territory, with the right to appoint Third Parties to Co-Promote the Product in the International Territory.

2.4 NON-COMPETE. During the term of this Agreement, the Parties shall not market, offer for sale or sell a Competing Product within the Territories.

2.5  LICENSE.

     (a) SuperGen hereby grants Abbott an exclusive license under the SuperGen Technology to offer to sell and sell the Product in the U.S. Territory, with the right to sub-license to Affiliates, and with the right to sub-license to Third Parties with SuperGen's prior written consent, such consent not to be unreasonably withheld or delayed. Such license shall be exclusive even as to SuperGen, except to the extent necessary to enable SuperGen to perform any obligations or activities that SuperGen is required or permitted to perform under this Agreement.

     (b) SuperGen hereby grants Abbott an exclusive license under the SuperGen Technology to import, use, offer to sell and sell the Product in the International Territory, with the right to sublicense. Such license shall be exclusive even as to SuperGen, except to the extent necessary to enable SuperGen to perform any obligations or activities that SuperGen is required or permitted to perform under this Agreement.

     (c) Solely for the purpose of enabling Abbott to exercise its rights pursuant to Article 8.5 of this Agreement, SuperGen hereby grants Abbott a non-exclusive license to make and have made the Product in the Territories.

     (d) If at any time during the term of this Agreement, the financial resources of SuperGen are not reasonably sufficient to enable it to continue to meet its obligations hereunder for at least the next six months, SuperGen will so notify

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                                              CONFIDENTIAL TREATMENT REQUESTED


     Abbott and the parties will meet to review and consider steps that might be taken to preserve Abbott's rights to the SuperGen Technology under the terms of the Agreement.

2.6  RIGHTS TO ADDITIONAL PRODUCTS.

     (a) SuperGen hereby grants to Abbott, and Abbott hereby accepts, a right of first discussion with respect to all pharmaceutical compounds, other than the Compound, which are licensed to, owned by and/ or developed by SuperGen (regardless of their stage of development) as provided herein. If SuperGen desires to sell, or grant any rights relating to, any such compound, SuperGen shall first notify Abbott in writing, and shall provide to Abbott a data package which shall consist of all material information relating to such compound in the possession or control of SuperGen at such time, and shall also provide any other information in its possession or control reasonably requested by Abbott for the evaluation of the compound and the business opportunity. Within ninety (90) days after the receipt of the data package and such other information, Abbott shall notify SuperGen whether it is interested in such compound.

     (b) If Abbott notifies SuperGen that it is not interested in such compound, SuperGen shall be free to grant the rights declined by Abbott to any Third Party without restriction, or may commercialize directly.

     (c) If Abbott notifies SuperGen of Abbott's interest, the Parties shall, in good faith, negotiate the terms of an agreement under which SuperGen shall grant such rights to Abbott. If the Parties are unable to agree to the terms of such an agreement, after good faith negotiations, within ninety (90) days from SuperGen's receipt of such notice pursuant to this Article 2.6(c), then SuperGen shall be free to grant such rights to any Third Party, provided that SuperGen shall not enter into an agreement which grants any rights to such compound to any Third Party on terms which, taken as a whole, are more favorable to such Third Party than those offered to Abbott, without first offering such terms to Abbott. If SuperGen offers such terms to Abbott, then Abbott shall have thirty (30) days in which to notify SuperGen as to whether Abbott accepts such terms. If Abbott accepts such terms, then the Parties shall promptly enter into such agreement, granting such rights to Abbott.

     (d) In licensing any compounds from Third Parties, SuperGen shall use its reasonable efforts to ensure that such compound can be offered to Abbott in accordance with the provisions of this Section 2.6.

2.7  RIGHT OF FIRST REFUSAL FOR SUPERGEN ACQUISITION.

     (a) In the event that SuperGen wishes to initiate an inquiry or solicit an offer, or receives an offer or inquiry, from any Third Party relating to the potential merger with or acquisition of SuperGen or of a controlling portion of the voting

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                                              CONFIDENTIAL TREATMENT REQUESTED


     securities or substantially all of assets of SuperGen, SuperGen shall first so notify Abbott ("Acquisition Offer Notice") and Abbott shall have the right of first refusal to merge with or acquire SuperGen or a controlling portion of the voting securities or substantially all of assets of SuperGen.

     (b) The Acquisition Offer Notice shall set forth the principal financial and other terms under consideration by SuperGen. Abbott shall have ninety (90) days from receipt of the Acquisition Offer Notice to respond with either an offer to merger with or acquire SuperGen, or a notice that Abbott is not interested in making any offer to merge with or acquire SuperGen. If Abbott makes an offer to merge with or acquire SuperGen, the Parties shall enter into good faith negotiations for such merger or acquisition, and shall enter into a definitive agreement or agreements in order to effect such merger or acquisition subject to the terms and conditions of such definitive agreement or agreements. If the Parties are unable to reach agreement and to enter into such definitive agreement or agreements within ninety (90) days of the start of negotiations, then SuperGen shall be free to initiate an inquiry or solicit an offer, or to entertain an offer or inquiry, from any Third Party relating to the potential merger with or acquisition of SuperGen or of a controlling portion of the voting securities or substantially all of assets of SuperGen; provided that SuperGen shall not enter into any definitive agreement or agreements with any such Third Party, on terms and conditions equivalent to or more favorable to such Third Party than the terms and conditions last offered to Abbott by SuperGen, without first offering to enter into the definitive agreement or agreements with Abbott.

     (c) Notwithstanding any other provision of this Section 2.7, if the SuperGen Board of Directors determines in good faith that accepting an offer from Abbott to acquire SuperGen pursuant to this Section 2.7(a) or (b) would not meet the Board's fiduciary duties under applicable laws and regulations, then SuperGen's non-compliance with this Section 2.7(a) or (b) shall not constitute a breach of this Agreement.

ARTICLE 3:  CLINICAL DEVELOPMENT, PRODUCT APPROVAL AND LAUNCH

3.1  CLINICAL DEVELOPMENT

     (a) SuperGen shall exercise its reasonable efforts to pursue, and shall bear the full cost and expense of, the Clinical Development of the Product to support Regulatory Approval for the treatment of pancreatic cancer for the U.S. Territory, Canada, and those countries in the International Territory which are, as of the Effective Date, member states of the European Union ("EU"). For purposes of this Agreement, "Clinical Development" includes but is not limited to all clinical studies and trials, and all safety, toxicology, efficacy, and other data required to pursue, obtain and maintain Regulatory Approval in the U.S. Territory, in Canada, and in the EU, as well as the clinical studies set forth in Exhibit 3.1 attached to this Agreement. In performing its obligations under this Article 3.1(a), SuperGen

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                                              CONFIDENTIAL TREATMENT REQUESTED


     shall act in accordance with Article 4.4 below, and in so doing SuperGen shall keep Abbott fully apprised with respect to its clinical development activities and shall provide Abbott with reasonable advance opportunity for input regarding these activities, including the right to review and approve the protocols and SuperGen's audit reports relating to all clinical studies.

     (b) Abbott shall exercise its reasonable efforts to pursue, and shall bear the full cost and expense of the clinical development of the Product for the countries of the International Territory other than Canada and the EU. Abbott shall keep SuperGen fully apprised with respect to its clinical development activities and shall provide SuperGen with reasonable advance opportunity for input regarding these activities, including the right to review the protocols and Abbott audit reports relating to all clinical studies.

3.2 U.S. REGULATORY APPROVAL. SuperGen shall exercise its reasonable efforts to file, obtain and maintain Regulatory Approval for the Product in the United States, and to obtain reimbursement approval for the Product in the United States (including but not limited to any and all applicable programs administered by government and private third-Party payors), and shall bear the full cost and expense thereof. SuperGen shall keep Abbott fully apprised with respect to its regulatory and reimbursement activity in the United States. Specifically, SuperGen shall (i) promptly provide Abbott with a copy of all filings, documents, and material correspondence with the FDA and other applicable regulatory or governmental authorities and any inspection reports relating to Third Party manufacturers, (ii) provide Abbott with advance notice of meetings with the FDA and allow Abbott to attend or participate in any such meeting, (iii) allow Abbott representatives opportunity to audit any and all manufacturing facilities, processes, clinical sites, and documentation for the Product; and (iv) provide Abbott with a written right of reference to all U.S. regulatory filings.

3.3  INTERNATIONAL REGULATORY APPROVAL.

     (a) SuperGen shall provide Abbott, at SuperGen's expense, with the dossier SuperGen uses for obtaining U.S. Regulatory Approval, along with any and all other data, information and materials reasonably requested by Abbott for obtaining Regulatory Approval from the EMEA for the Product. Abbott shall exercise its reasonable efforts to file, obtain and maintain Regulatory Approval for the Products in the International Territory, and shall bear the full cost and expense thereof, provided that if the EMEA requests or requires additional clinical data beyond that provided to Abbott by SuperGen, or Abbott in its reasonable commercial judgement deems such additional clinical data to be necessary for such Regulatory Approval, then SuperGen shall reimburse Abbott for Abbott's costs and expenses for such additional clinical studies. Abbott shall keep SuperGen fully apprised with respect to its regulatory activity in the International Territory. Specifically, Abbott shall (i) promptly provide SuperGen with a copy of all filings, documents, and material correspondence with the relevant governmental authorities (without an obligation to translate into English,

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                                              CONFIDENTIAL TREATMENT REQUESTED


     unless otherwise available), and (ii) provide SuperGen with advance notice of meetings with such authorities and consider, at Abbott's sole discretion, SuperGen's request to attend or participate in any such meeting or to obtain a written right of reference to Abbott's regulatory filings for the Product in the International Territory.

     (b) Abbott shall use its reasonable efforts to obtain Regulatory Approval in at least three (3) of the following countries within five
     (5) years of SuperGen's receipt of U.S. Regulatory Approval: Mexico, Canada, Japan, the United Kingdom, France, Italy, Germany, and Spain. If Abbott fails to obtain Regulatory Approval pursuant to this Section 3.3(b) within such time frame, SuperGen shall have the right to take over Abbott's Regulatory Approval efforts in these countries. In such event, Abbott shall transfer to SuperGen all of the filing materials or information then in Abbott's possession or control necessary for SuperGen to file for the Regulatory Approval, or to continue the filing if Abbott has commenced the filing process, in these countries.

3.4  REASONABLE COOPERATION.

     (a) Each Party shall provide the other Party with all reasonable assistance requested by the other Party with respect to the foregoing clinical development and regulatory activities, including, but not limited to, promptly providing the other Party with any and all authorizations, approvals, certificates of free sale, and other information, documents, materials and assistance reasonably required by the other Party to file, obtain, and maintain Regulatory Approval for the Product. The Party providing such assistance shall be reimbursed by the other Party for its reasonable out-of-pocket costs and expenses.

     (b) If SuperGen so requests and Abbott so agrees, Abbott shall perform certain clinical research services for particular clinical studies to be conducted by SuperGen, subject to the terms and conditions of a separate agreement between the Parties including, but not limited to, the provision for an appropriate fee to be paid Abbott for its services thereunder.

     (c) SuperGen shall provide to Abbott, at SuperGen's expense, the dossier SuperGen uses for obtaining U.S. Regulatory Approval, along with any and all other data, information and materials reasonably requested by Abbott for obtaining Regulatory Approval from the EMEA for the Product.

     (d) In connection with its NDA for the Product in the U.S. Territory, and with Abbott's NDAs for the Product in the International Territory, SuperGen shall take any and all actions necessary or reasonably requested by Abbott in order to qualify Abbott as a secondary manufacturing source for the Product in the Territories, solely for the purpose of enabling Abbott to exercise its rights pursuant to Article
     8.5 below without delay or impediment in the supply of Product to Abbott for Sale in the Territories.

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                                              CONFIDENTIAL TREATMENT REQUESTED

         (e) Within four (4) months of the Effective Date, the respective pharmacovigilance groups of each Party shall prepare and enter into a separate agreement relating to the exchange of adverse event information.

3.5 EXCUSED PERFORMANCE. The Parties acknowledge and understand that the development, obtaining of Regulatory Approval, and marketing of the Product, as with any pharmaceutical product, is subject to certain inherent risks including that (a) the Product will be ineffective, toxic, or will not receive Regulatory Approval, or will receive Regulatory Approval but with labeling which the Parties agree is insufficient to render the Product commercially viable; (b) the Product will be too expensive to manufacture or market or will not achieve broad market acceptance; (c) Third Parties will hold proprietary rights that will preclude the marketing and sale of the Product; or (d) Third Parties will market equivalent or superior products. Neither Party makes any representation or warranty that the Product (i) will be successfully developed; (ii) will receive all necessary and/ or commercially viable Regulatory Approvals, (iii) will be Launched; or (iv) will be commercially successful. The respective obligations of the Parties under this Article 3, and Articles 4 and 5 below, are expressly conditioned upon the safety, efficacy and commercial feasibility of the Product, and, except as expressly provided herein, a Party's obligation hereunder shall be delayed or suspended for so long as any condition or event exists which reasonably causes a Party to question the safety, efficacy or commercial feasibility of the Product. Furthermore, Abbott's obligation to market and Promote the Product in a given country in the International Territory shall not apply if Abbott has not commenced or has ceased marketing the Product in such country substantially due to adverse business or financial conditions, including those caused by the regulatory authorities or other governmental authorities of such country, which would cause the marketing of such Product in such country to be contrary to the financial best interest of the Parties. Each Party shall promptly notify the other Party in the event any material issue arises as to the safety, efficacy, commercial feasibility, or adverse business or financial conditions with respect to any Product.

3.6 ABBOTT SUPPORT OF DEVELOPMENT EFFORTS. Abbott shall staff incremental headcount in support of the clinical, regulatory and CMC obligations set forth in this Agreement. SuperGen shall make the following payments to Abbott in cash to cover Abbott's expenses for such support: a total of three million dollars ($3,000,000), with a first installment of seven hundred fifty thousand dollars ($750,000) payable on April 1, 2000, followed by seven (7) equal installments of three hundred seventy-five thousand dollars ($375,000) per installment payable within five (5) days of the beginning of each calendar quarter thereafter, through calendar year 2001.

3.7 SUPERGEN DEVELOPMENT EFFORTS. SuperGen shall ensure that the development activities it undertakes pursuant to Article 3 and Article 4 hereof shall be carried out in accordance with Current Good Clinical Practice, Current Good Laboratory Practice and Current Good Manufacturing Practice.

3.8 GOOD CLINICAL PRACTICE AUDITS. The parties shall appoint a mutually acceptable

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                                              CONFIDENTIAL TREATMENT REQUESTED


third party independent clinical research organization to conduct a Current Good Clinical Practice audit of the clinical development activities set forth herein in each of June 2000 and December 2000 (each, a "GCP Audit"). The costs of both GCP Audits shall be borne by SuperGen. If either GCP Audit reveals a material deficiency which Abbott concludes, in its sole discretion, may jeopardize the success of the U.S. NDA filing for the Product, and if SuperGen does not rectify such deficiency to Abbott's reasonable satisfaction within sixty (60) days of Abbott's notice of such deficiency, then Abbott shall thereafter assume all development and registration activities for the Product in the Territories, including but not limited to conducting or having conducted, and completing or having completed, all clinical studies and other activities required for Regulatory Approvals under the Development Plan. Abbott shall use reasonable efforts to pursue such development and registration activities under the Development Plan with the objective of filing applications for Regulatory Approval throughout the Territories. In the event that Abbott assumes SuperGen's development and registration responsibilities pursuant to this Section 3.8, (i) SuperGen shall remain responsible for all costs and expenses otherwise payable by SuperGen under
Article 3 and Article 4 hereof; and (ii) SuperGen shall transfer to Abbott all of the filing materials and information in SuperGen's possession or control necessary for Abbott to develop the Product and file for Regulatory Approvals.

3.9 ABBOTT OPTION. SuperGen shall have ninety (90) days from completion of the Phase III pancreatic cancer clinical studies with the Product to determine whether the results of such study are sufficient to support an NDA filing for the Product in the United States. In the event that SuperGen determines that such results are insufficient to support such a filing and SuperGen elects not to continue any further development of the Product, Abbott shall have the option to thereafter assume all development and registration activities for the Product in the Territories, including but not limited to conducting or having conducted, and completing or having completed, all clinical studies and other activities required for Regulatory Approvals under the Development Plan. Abbott shall use reasonable efforts to pursue such development and registration activities under the Development Plan with the objective of filing applications for Regulatory Approval throughout the Territories. In the event that Abbott exercises its option under this Section 3.9, (i) Abbott shall further develop the Product at Abbott's sole cost and expense and in Abbott's sole discretion as to the development strategy and plan, and (ii) SuperGen shall transfer to Abbott all of the filing materials and information in SuperGen's possession or control necessary for Abbott to develop the Product and file for Regulatory Approvals. In such event (i) for the U.S. Territory, the provisions for profit sharing under Article 6 below shall not apply and instead the Parties shall negotiate in good faith a royalty based on Abbott's Net Sales in the U.S. Territory; and (ii) the provisions of Article 7 below shall apply for the International Territory.

3.10 ABBOTT ACCESS TO DATA. Promptly after the Effective Date and throughout the term of this Agreement, SuperGen shall provide to Abbott, within a reasonable time, a shared database so that Abbott shall have ready access to all preclinical and clinical and manufacturing documentation, information and data resulting from SuperGen's Product research and development activities in the Territories which Abbott requires for regulatory filings in the Territories or which Abbott may reasonably request, including

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                                              CONFIDENTIAL TREATMENT REQUESTED


but not limited to the studies set forth in Exhibit 3.1, case report forms, monitoring documents, patient informed consents, institutional review board approvals, medical and statistical programming and study reports for individual studies, clinical data summaries, and expert reports. Upon Abbott's request, SuperGen shall provide Abbott with copies of such documentation and data. If at any time during this Agreement SuperGen fails to provide Abbott with such database (including but not limited to any updates thereof) or any such access in a reasonable timely fashion, and if SuperGen does not provide such database and/ or access to Abbott within sixty
(60) days of Abbott's notice to SuperGen of such failure, then Abbott shall have the option to thereafter assume all development and registration activities for the Product in the Territories, including but not limited to conducting or having conducted, and completing or having completed, all clinical studies and other activities required for Regulatory Approvals under the Development Plan. Abbott shall use reasonable efforts to pursue such development and registration activities under the Development Plan with the objective of filing applications for Regulatory Approval throughout the Territories. In the event that Abbott exercises its option under this Section 3.10, (i) Abbott shall develop the Product at SuperGen's sole cost and expense and SuperGen shall transfer to Abbott all of the filing materials and information in SuperGen's possession or control necessary for Abbott to develop the Product and file for Regulatory Approvals.

ARTICLE 4:  CO-PROMOTION AND PROMOTION

4.1 MARKETING EFFORT. Abbott and SuperGen shall use their reasonable efforts to Co-Promote the Product in the U.S. Territory, and Abbott shall use its reasonable efforts to Promote the Product in the International Territory, to maximize Product Sales in the Territories. Abbott shall use its reasonable efforts to implement, and shall make tactical decisions with regard to, Promotion in the International Territory, consistent with the terms of this Agreement.

4.2  U.S. MARKETING BOARD.

     (a) Abbott and SuperGen shall work together to Co-Promote the Product in the U.S. Territory and shall present their views on the Co-Promotion of the Product through a committee (the "U.S. Marketing Board") which shall oversee and direct the Co-Promotion of the Product in the U.S. Territory. The U.S. Marketing Board shall review and approve strategies for the Co-Promotion of the Product, develop and approve the annual Co-Promotion budget, and undertake the activities necessary to implement those strategies in accordance with a U.S. Co-Promotion Plan and U.S. Promotional Materials (including by coordinating the Parties' Detailing messages and methodologies, physician, trade, managed care and formulary committee targeting, and call programs and efforts).

              (i) The U.S. Marketing Board shall consist of no more than four (4) individuals, two (2) of which shall be representatives, respectively, from Abbott and SuperGen, and shall be chaired alternatively on an annual

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                                              CONFIDENTIAL TREATMENT REQUESTED


              basis by one (1) of the SuperGen representatives and by one
              (1) of the Abbott representatives. Each Party's representatives on the U.S. Marketing Board shall be full-time employees of such Party and each shall have one (1) vote on any matter arising for decision by the Board. The U.S. Marketing Board may invite, from time to time, one or more additional employees of the Parties who offer specialized assistance to the Board (e.g., legal, finance or regulatory personnel) to participate in any meeting in a non-voting, advisory capacity, provided that, when one or more specialists from one Party is invited, the same number of similar specialists from the other Party shall also be invited to the same meeting. Each Party shall have the right, at any time, to designate by written notice to the other Party, a replacement, on a permanent or temporary basis, for any of such Party's members on the U.S. Marketing Board.

              (ii) The U.S. Marketing Board shall be responsible for making all final decisions related to the Co-Promotion of the Product in the U.S. Territory, pursuant to the terms and conditions of this Agreement. Each Party shall use its reasonable efforts to implement the final decisions of the U.S. Marketing Board.

              (iii) The U.S. Marketing Board shall endeavor to work by consensus. In the event of a deadlock in any vote or on any issue relating to this Section 4.2, the Parties shall refer the deadlocked issue to SuperGen's Executive Vice President of Commercial Operations and Abbott's Hospital Products Division Vice President of Commercial Operations. These individuals shall attempt, promptly and in good faith, to resolve such issue amicably. If such issue remains deadlocked, the Parties shall refer such issue to, respectively, the President of SuperGen, and the President of Abbott's Hospital Products Division. Any issue remaining deadlocked after this last step shall be resolved through an Alternative Dispute Resolution ("ADR") procedure pursuant to Section 20.3 below.

              (iv) During the first three (3) Sales Years in the U.S. Territory, the U.S. Marketing Board shall meet as necessary, in person or otherwise as the Parties shall agree, but no less than once per calendar quarter. Thereafter, for the remaining term of this Agreement, the Board shall meet as necessary, in person or otherwise as the Parties shall agree. The chairperson shall be responsible for scheduling and arranging such meetings and ensuring that all four (4) members or their designated replacements are able to attend

              (v) Each Party shall bear its own costs, including travel costs, for its representatives on the U.S. Marketing Board or its specialists attending any meeting of the U.S. Marketing Board.

     (b) No later than November 15th of each year during the term of this Agreement, the

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                                              CONFIDENTIAL TREATMENT REQUESTED


     Parties shall reach written agreement, through the U.S. Marketing Board, on an annual budget for the Co-Promotion of the Product in the U.S. Territory (the "U.S. Co-Promotion Budget"), which shall set forth in appropriate detail, the costs and expenses to be incurred pursuant to
     Section 1.8(i) (Abbott SG&A) and Section 1.55(i) (SuperGen SG&A) and as further described in Exhibit 1.8; provided that if, in the proposed budget for a given year exceeds twenty million dollars ($20,000,000), then that budget must be approved by both the U.S. Marketing Board and SuperGen's Executive Vice President of Commercial Operations and Abbott's Hospital Products Division Vice President of Commercial Operations. The initial
     U.S. Co-Promotion Budget shall be approved within sixty (60) days of the Effective Date and such initial U.S. Co-Promotion Budget shall provide for SuperGen to spend a minimum of four million dollars ($4,000,000) on pre-marketing and marketing activities for the Product (and SuperGen hereby agrees to comply with such minimum requirement), which four million dollars ($4,000,000) shall not be included in any SuperGen SG&A or otherwise accounted for in any calculation of SuperGen U.S. Profit Amount (as defined in Article 6 below). The U.S. Co-Promotion Budget shall be expended consistent with the strategies outlined in the U.S.
     Co-Promotion Plan, allowing for management discretion of the respective Parties in the implementation of specific tactical components, provided that Abbott's obligation to make any expenditure for U.S. Co-Promotion until the date of the acceptance by the FDA of the U.S. NDA for the Product. The U.S. Marketing Board may recommend adjustments to an approved U.S. Co-Promotion Budget up to two (2) times per calendar year, for review and approval by SuperGen's Executive Vice President of Commercial Operations and Abbott's Hospital Products Division Vice President of Commercial Operations, according to the following time-table:

          U.S. Marketing Board Recommends        Parties Approve in Writing
          -------------------------------        --------------------------
          No later than February 1               No later than May 1
          No later than June 1                   No later than September 15.

     (c) No later than November 15th of each year during the term of this Agreement, the Parties shall reach written agreement, through the U.S. Marketing Board, on an annual plan for the Co-Promotion of the Product in the U.S. Territory (the "U.S. Co-Promotion Plan"). The U.S. Marketing Board shall oversee the implementation of the U.S. Co-Promotion Plan. The U.S. Co-Promotion Plan shall specify the number of the total Sales Representatives required (measured on a full time equivalent basis) and define the activities of such Sales Representatives which are included in such Party's SG&A account hereunder (the "Detailing Commitment"), the sampling program for the Product (including a maximum number of Sample Packs), the Discretionary Funds available to the Sales Representatives, any Marketing Studies for the Product, medical education programs and special marketing incentive programs; provided, however, that, unless expressly agreed otherwise by the Parties, the Abbott Sales Representatives and the SuperGen Sales Representatives shall be treated in a like and equal manner such that:
     (i) the sampling program (as well as the number of samples) per Sales Representative shall be substantially the same for both sales forces;
     (ii) the level of Discretionary Funds per Sales Representative shall be

                                              CONFIDENTIAL TREATMENT REQUESTED


     substantially the same for both Parties; and (iii) the amount and type of U.S. Promotional Materials per Sales Representative shall be substantially the same for both sales forces.

     (d) Under the U.S. Co-Promotion Budget and the U.S. Co-Promotion Plan, Abbott shall maintain no less than sixty percent (60%) of the total number of Sales Representatives required to Co-Promote the Product, and SuperGen shall be permitted to maintain up to forty percent (40%) of such total number of Sales Representatives.

     (e) Abbott and SuperGen shall be authorized to account for such Sales Representatives, on a fully allocated cost of one hundred seventy-five thousand dollars ($175,000) per full-time equivalent basis, as part of the Abbott SG&A and SuperGen SG&A, respectively (for example, two Sales Representatives who are full-time employees and are assigned to dedicate 50% of their time to the Product shall be counted as one full-time equivalent at a cost of $175,000). The cost of one hundred seventy-five thousand dollars ($175,000) per full-time equivalent shall be increased no more than once per calendar year based upon the U.S. Consumer Price Index.

     (f) Each Party shall be responsible for staffing, selling skills training, supervising, and compensating (including incentives) its own Sales Representatives. The Parties shall jointly develop, review and agree upon Product-specific training materials, and shall use the same such training materials, for their respective Sales Representatives. The Parties shall conduct Product training for their respective Sales Representatives jointly, at such times and in such manner as set forth in the U.S. Co-Promotion Plan. Each Party shall have full control over and be responsible for the salary, incentives, benefits and other employment matters related to its Sales Representatives.

     (g) Each Party shall use its reasonable efforts to perform those tasks and responsibilities assigned to such Party in the U.S. Co-Promotion Plan. The Detailing of a Product shall commence upon the Launch of such Product. Each Party may perform Details throughout the U.S. Territory. The U.S. Marketing Board shall coordinate the Parties' Detailing activities so as to maximize Product sales by, for example, maximizing geographic coverage, eliminating unnecessary duplication, identifying promising managed care targets, enhancing managed care penetration, and optimizing participation in conventions continuing educational programs for health care professionals.

     (h) As part of the Co-Promotion of the Product in the U.S. Territory, each Party may distribute a reasonable number of Sample Packs free of charge to health care professionals on an ongoing basis in accordance with the sampling program as outlined in the U.S. Co-Promotion Plan and approved by the U.S. Marketing Board. Each Party shall comply with all applicable laws and regulations with respect to the distribution of Sample Packs in the U.S. Territory,

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                                               CONFIDENTIAL TREATMENT REQUESTED


         including but not limited to maintaining all records required pursuant to the Prescription Drug Marketing Act of 1987. Abbott shall promptly report to SuperGen any thefts of Sample Packs or any losses of Sample Packs. SuperGen shall be responsible for providing to both Parties' sales forces the quantities of Sample Packs set forth in the U.S. Co-Promotion Plan.

         (i) SuperGen and Abbott shall jointly develop, review and agree upon the U.S. Promotional Materials from a regulatory and medical perspective. To the extent that any U.S. Promotional Materials are required by law or regulation to be submitted to the FDA, SuperGen shall make such submissions; and SuperGen shall be the FDA liaison for both Parties on all marketing issues. The Parties shall disseminate in the U.S. Territory only those promotional and advertising materials which have been approved for use by the U.S. Marketing Board. Neither Party shall be required to use U.S. Promotional Materials which are prohibited under applicable FDA regulations or other applicable laws and regulations, or which have not been approved in writing by that Party's responsible regulatory and medical departments. Abbott and SuperGen shall use the same U.S. Promotional Materials in connection with the Co-Promotion of the Product.

         (j) Each Party shall cause its sales force, and all other employees and approved agents and representatives, to comply with all applicable laws and regulations in connection with the Co-Promotion of the Product in the U.S. Territory, including but not limited to applicable FDA regulations, the Prescription Drug Marketing Act and the Federal Anti-Kickback Statutes. Each Party shall cause its sales force (A) to Co-Promote the Product consistently with the U.S. Marketing Board's then approved U.S. Promotional Materials and U.S. Co-Promotion Plan, and (B) not to do anything knowingly or recklessly which will jeopardize the goodwill or reputation of the Product or the other Party. In addition, each Party shall exercise its reasonable efforts to conduct the Co-Promotion of the Product in adherence to the American Medical Association Gifts to Physicians From Industry Guidelines.

         (k) In addition to the Co-Promotion activities covered under this Agreement, the U.S. Marketing Board may establish and operate an indigent program for distribution of the Product and/or Sample Packs to needy individuals and/or the physicians and other providers serving such needy individuals, and an expanded access program. The costs and expenses of both the indigent program and the expanded access program shall be included as part of SuperGen SG&A and Abbott SG&A, as the case may be. SuperGen shall provide for reasonable telephone support services for reimbursement under this program during normal business hours.

         (l) Notwithstanding anything in this Agreement to the contrary, if at any time during the term of this Agreement SuperGen notifies Abbott of its decision not to Promote or to cease to Promote the Product in the U.S. Territory, then the U.S. Marketing Board shall cease to exist as of the date of such notice and Abbott shall


                                                                             21
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                                               CONFIDENTAIL TREATMENT REQUESTED


         determine, in its sole discretion, the strategy, tactics, materials and budget for the Promotion of the Product in the U.S. Territory. In such event, however, SuperGen shall remain obligated to make the minimum four million dollar ($4,000,000) pre-marketing and marketing expenditure as provided in Article 4.2(b) above, to comply with the provisions of Article 4.2(j) above, and to provide telephone support services in connection with reimbursement under any indigent program and/ or expanded access program for the Product in accordance with
         Article 4.2(k) above.

4.3 INTERNATIONAL TERRITORY. Abbott shall use its reasonable efforts, to the extent possible, to coordinate its promotional activities and methods in the International Territory with those used by the Parties in the U.S. Territory. Abbott shall cause its sales force, and all other employees and approved agents and representatives, to comply with all applicable laws and regulations in connection with the Promotion of the Product in the International Territory.

4.4    CLINICAL DEVELOPMENT COMMITTEE.

       (a) The Parties shall form a Clinical Development Committee which shall:

                  (i) oversee the implementation of (1) the clinical studies as set forth in Exhibit 3.1 and (2) the pursuit of Regulatory Approval in the U.S. Territory including but not limited to the preparation and filing of the U.S. NDA;

                  (ii) be responsible for developing further clinical strategies for the Product in the U.S. Territory and in the EU; and

                  (iii) shall act in an advisory capacity to the Parties with respect to (1) potential combination therapies using the Product and one or more other pharmaceutical products; and (2) studies to obtain additional approved indications for the Product.

         (b) The Clinical Development Committee shall consist of no more than eight (8) total members, four (4) representatives each from Abbott and SuperGen, and shall be chaired alternatively on an annual basis by one
         (1) of the SuperGen representatives and by one (1) of the Abbott representatives. It shall follow the rules established by Section 4.2(a)(i) through (v) for the U.S. Marketing Board, except that:

                  (i) final decisions with respect to clinical development and regulatory strategy for the Product in the U.S. Territory (including but not limited to, for example, when and how to close the data base, when and how to file for Regulatory Approval, when and how to conduct interim analyses, and all protocols for clinical studies) and for clinical development in the EU shall be made by the Clinical Development


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                                               CONFIDENTAIL TREATMENT REQUESTED

                       Committee;

                  (ii) final decisions with respect to Marketing Studies intended for use solely within the U.S. Territory shall be made by the U.S. Marketing Board, and by Abbott with respect to Marketing Studies intended for use solely within the International Territory, irrespective of the country or countries in which such Marketing Studies are conducted;

                  (iii) final decisions with respect to clinical development for the Product in the International Territory outside the EU, and for clinical development and regulatory strategy for the Product in the International Territory, shall be made by Abbott; and

                  (iv) The Clinical Development Committee shall endeavor to work by consensus. In the event of a deadlock in any vote or on any issue relating to this Section 4.4 on which the Clinical Development Committee is to make a final decision, the Parties shall refer the deadlocked issue to SuperGen's Executive Vice President of Medical Affairs and Abbott's Hospital Products Division Vice President of Medical Affairs. These individuals shall attempt, promptly and in good faith, to resolve such issue amicably. If such issue remains deadlocked, the Parties shall refer such issue to, respectively, the President of SuperGen, and the President of Abbott's Hospital Products Division. Any issue remaining deadlocked after this last step shall be resolved through an Alternative Dispute Resolution ("ADR") procedure pursuant to Section 20.3 below.

       (c) The cost of any clinical study for the Product in the U.S., the EU and Canada beyond those which are SuperGen's responsibility pursuant to Section 3.1 above undertaken by a Party or by the Parties shall be approved in advance by the Clinical Development Committee and shall be borne in equal shares by the Parties. The Parties shall use their reasonable efforts, working through the Clinical Development Committee, to coordinate Marketing Study strategies and the implementation of such strategies so as to maximize the benefit of Marketing Studies to the Product worldwide and to avoid duplication or conflict in such Marketing Studies.

       (d) At any time during the term of this Agreement, whether through the Clinical Development Committee or otherwise, if SuperGen develops or SuperGen and Abbott jointly develop any improvements, modifications, enhancements, additions to or extensions of the Product (an "Improvement"), such Improvement shall be deemed to be a Product under this Agreement. The Parties shall bear in equal shares the cost of developing such Improvement for Co-Promotion by SuperGen and Abbott in the U.S. Territory and for


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                                               CONFIDENTAIL TREATMENT REQUESTED


           Promotion by Abbott in the International Territory pursuant to a development plan and budget to be agreed between the Parties. For purposes of clarification, the Parties agree that no milestones shall be payable by Abbott to SuperGen with respect to any such Improvement, but that the provisions for profit sharing under Article 6 below and for royalties under Article 7 below shall apply to such Improvement(s). Notwithstanding anything to the contrary in this Agreement, if both Parties agree in writing to do so, then Abbott may take over the development of any one or more Improvements, at Abbott's sole cost and expense and at Abbott's sole discretion as to the development strategy and plan. In such an event: (i) for the U.S. Territory, the provisions for profit sharing under Article 6 below shall not apply to such Improvement(s) and instead, the Parties shall negotiate in good faith a royalty based on Abbott's Net Sales in the U.S. Territory; and (ii) the provisions of Article 7 below shall apply to any such Improvement(s) for the International Territory.

       (e) The Clinical Development Committee shall in good faith agree upon and complete a development plan for the activities required to achieve Regulatory Approvals of the Product in the U.S., the EU and Canada (the "Development Plan") within ninety (90) days after the Effective Date. The Development Plan shall include, but not be limited to, the activities set forth on Exhibit 4.4(e). It is the intent of the Parties that U.S. Phase III clinical data may be used together with European data, if needed, for the European regulatory filings and thus will be done to EMEA and U.S. standards and with EMEA and U.S. FDA acceptable endpoints.

4.5 NAMES. While the configuration and placement of the Abbott name and the SuperGen name shall be decided by the U.S. Marketing Board in the U.S. Territory and by Abbott for the International Territory, the Parties agree that Abbott's name and SuperGen's name shall appear and be equally prominent on all Product, Sample Packs and U.S. Promotional Materials in the U.S. Territory, to the extent allowed by applicable laws and regulations. The Product's N.D.C. number shall be in SuperGen's name. The Product will utilize an Abbott list number in the U.S. Territory.

4.6    RESEARCH AND DEVELOPMENT BUDGET.

       (a) The Clinical Development Committee shall be responsible for reviewing and proposing timelines for research and development activities as well as an annual research and development budget ("Annual R&D Budget"). The Parties shall prepare general timelines and detailed budget estimates for all research and development activities as part of the Development Plan. In addition, the Development Plan shall also contain the agreed upon Annual R&D Budget for 2000.

       (b) For 2001 and every year of the Development Plan thereafter, the Clinical Development Committee shall prepare an Annual R&D Budget by June 1 of


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                                               CONFIDENTAIL TREATMENT REQUESTED


           the preceding year, which it shall submit to each Party for its final review and approval.

       (c) The Clinical Development Committee may propose adjustments to the Annual R&D Budget up to two (2) times per calendar year, for review and approval by SuperGen's Executive Vice President of Commercial Operations and Abbott's Hospital Products Division Vice President of Commercial Operations, according to the following time-table:

                  CDC Recommends                              Parties Approve in Writing
                  --------------                              --------------------------
                  No later than February 1                    No later than May 1
                  No later than June 1                        No later than September 15


ARTICLE 5:        MILESTONE PAYMENTS

5.1 R & D PAYMENTS. In consideration of past research and development performed by SuperGen, Abbott shall make the following milestone payments to SuperGen, which payments shall be due and payable as set forth below and within thirty (30) days after the date or event specified. For the purposes of clarification, the Parties agree that the "first occasion" on which total annual Product Sales by Abbott in the Territories reaches a specified amount, as referred to in Articles 5.1(g) through (p) below, shall be deemed to occur on the last date of the calendar month in which each such amount is reached.

       (a) Twenty-six million five hundred thousand dollars ($26,500,000) worth of equity investment in SuperGen, subject to the terms and conditions of the Stock Purchase Agreement, upon the Effective Date.

       (b) seven million, five hundred thousand dollars ($7,500,000) worth of equity investment in SuperGen, subject to the terms and conditions of the Stock Purchase Agreement, upon the completion (as defined below) of each Phase II study with the Product which is conducted in patients with * with a U.S. Territory patient annual incidence of greater than
          * (up to a maximum of two (2) studies, so that payment of this milestone shall not exceed fifteen million dollars ($15,000,000)), provided that, in each case: (i) the study is completed and the final report on such study is delivered to Abbott; (ii) an independent outside expert board, consisting of no less than three (3) and no more than five (5) members, and acceptable to both Parties, confirms that the findings of each such study demonstrate an equivalent or improved clinical response with improved quality of life measurements as compared to the applicable standard of care; (iii) *; (iv) the study includes at least * patients; and (v) the study has been approved by the Clinical Development Committee. All five (5) of the provisos set forth above are deemed to be "completion" of such studies;

         (c)

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                                                CONFIDENTIAL TREATMENT REQUESTED

                  (i) five million dollars ($5,000,000) worth of equity investment in SuperGen, subject to the terms and conditions of the Stock Purchase Agreement, upon SuperGen's implementation, to Abbott's reasonable satisfaction, of the * Plan and completion and delivery to Abbott of analysis of all patients in the Phase II SuperGen pancreatic cancer clinical study with the Product (study RFS 2000-01), provided that the findings of such analysis demonstrate, with equal clinical efficacy, an adverse event profile for the Product which is equal or better to that of *, as judged by an independent outside expert board, consisting of no less than three (3) and no more than five (5) members, and acceptable to both Parties hereto. Key measurements shall include, but not be limited to:

                  (1)      *
                  (2)      *
                  (3)      *; and
                  (4)      *;

                  (ii) five million dollars ($5,000,000) worth of equity investment in SuperGen, subject to the terms and conditions of the Stock Purchase Agreement, upon SuperGen's completion, to Abbott's reasonable satisfaction, of the * Plan and completion and delivery to Abbott or to an independent safety board of the * case reports on patients in the *;

         (d) two million dollars ($2,000,000) in cash, upon acceptance by the FDA of the NDA submitted by SuperGen for the Product;

         (e) two million dollars ($2,000,000) in cash, upon acceptance by the EMEA of the NDA submitted by Abbott for the Product for the EU;

         (f) two million dollars ($2,000,000) in cash, upon acceptance by the competent governmental authority in Japan of the NDA submitted by Abbott for the Product for Japan;

         (g) seven million dollars ($7,000,000) in cash, upon Launch of the Product in the U.S. Territory, provided that, if at the time of such Launch the Product does not have an approved indication for treatment of a specific cancer patient population with an annual incidence of at least * patients in the United States, then this milestone shall be modified such that Abbott shall pay to SuperGen three million five hundred thousand dollars ($3,500,000) in cash upon Launch of the Product in the U.S. Territory, and an additional three million five hundred thousand dollars ($3,500,000) in cash upon the earlier to occur of (i) the first occasion on which total annual Product Sales by Abbott in the Territories reaches one hundred million dollars ($100,000,000) or (ii) U.S. Regulatory Approval for any one or more additional indications for the Product where the aggregate annual incidence of patients in the United States for all approved indications for the Product is at least *;

         (h) five million dollars ($5,000,000) worth of equity investment in SuperGen,


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                                                CONFIDENTIAL TREATMENT REQUESTED

         subject to the terms and conditions of the Stock Purchase Agreement, upon Launch of the Product in the U.S. Territory, provided that, if at the time of such Launch the Product does not have an approved indication for treatment of a specific cancer patient population with an annual incidence of at * patients in the United States, then this milestone shall be modified such that Abbott shall pay to SuperGen two million five hundred thousand dollars ($2,500,000) worth of equity investment in SuperGen, subject to the terms and conditions of the Stock Purchase Agreement, upon Launch of the Product in the U.S. Territory, and an additional two million five hundred thousand dollars ($2,500,000) worth of equity investment in SuperGen, subject to the terms and conditions of the Stock Purchase Agreement, upon the earlier to occur of (i) the first occasion on which total annual Product Sales by Abbott in the Territories reaches one hundred million dollars ($100,000,000) or (ii) U.S. Regulatory Approval for any one or more additional indications for the Product where the aggregate annual incidence of patients in the United States for all approved indications for the Product is at least * patients;

         (i) nine million dollars ($9,000,000) in cash, upon Launch of the Product in at least three (3) of the Major European Countries, provided that, if at the time of such Launch the Product does not have an approved indication for treatment of a specific cancer patient population with an annual incidence of at least * patients in Europe, then this milestone shall be modified such that Abbott shall pay to SuperGen four million five hundred thousand dollars ($4,500,000) in cash upon Launch of the Product in at least three
         (3) of the Major European Countries, and an additional four million five hundred thousand dollars ($4,500,000) in cash upon the earlier to occur of (i) the first occasion on which total annual Product Sales by Abbott in the Territories reaches one hundred million dollars ($100,000,000) or (ii) Regulatory Approval in at least three
         (3) Major European Countries for any one or more additional indications for the Product where the aggregate annual incidence of patients in Europe for all approved indications for the Product is at least * patients;

         (j) five million dollars ($5,000,000) worth of equity investment in SuperGen, subject to the terms and conditions of the Stock Purchase Agreement, upon Launch of the Product in at least three (3) of the Major European Countries, provided that, if at the time of such Launch the Product does not have an approved indication for treatment of a specific cancer patient population with an annual incidence of at least * patients in Europe, then this milestone shall be modified such that Abbott shall pay to SuperGen two million five hundred thousand dollars ($2,500,000) worth of equity investment in SuperGen, subject to the terms and conditions of the Stock Purchase Agreement, upon Launch of the Product in at least three (3) of the Major European Countries, and an additional two million five hundred thousand dollars ($2,500,000) worth of equity investment in SuperGen, subject to the terms and conditions of the Stock Purchase Agreement, upon the earlier to occur of (i) the first occasion on which total annual Product Sales by Abbott in the Territories reaches one hundred million dollars ($100,000,000) or
         (ii) Regulatory Approval in at least three (3) Major European Countries for any one or more additional indications for the Product where the aggregate annual incidence of

                                                                             27
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                                                CONFIDENTIAL TREATMENT REQUESTED

         patients in Europe for all approved indications for the Product is at least * patients;

         (k) five million dollars ($5,000,000) in cash, upon Launch of the Product in Japan, provided that, if at the time of such Launch the Product does not have an approved indication for treatment of a specific cancer patient population with an annual incidence of at least * patients in Japan, then this milestone shall be modified such that Abbott shall pay to SuperGen two million five hundred thousand dollars ($2,500,000) in cash upon Launch of the Product in Japan, and an additional two million five hundred thousand dollars ($2,500,000) in cash upon the earlier to occur of (i) the first occasion on which total annual Product Sales by Abbott in the Territories reaches one hundred million dollars ($100,000,000) or
         (ii) Regulatory Approval in Japan for any one or more additional indications for the Product where the aggregate annual incidence of patients in Japan for all approved indications for the Product is at least * patients;

         (l) ten million dollars ($10,000,000) in cash, upon the first occasion on which total annual Product Sales by Abbott in the Territories reaches one hundred fifty million dollars ($150,000,000);

         (m) ten million dollars ($10,000,000) in cash, upon the first occasion on which total annual Product Sales by Abbott in the Territories reaches four hundred million dollars ($400,000,000);

         (n) ten million dollars ($10,000,000) worth of equity investment in SuperGen, subject to the terms and conditions of the Stock Purchase Agreement, upon the first occasion on which total annual Product Sales by Abbott in the Territories reaches four hundred million dollars ($400,000,000);

         (o) ten million dollars ($10,000,000) in cash, upon the first occasion on which total annual Product Sales by Abbott in the Territories reaches five hundred million dollars ($500,000,000); and

         (p) ten million dollars ($10,000,000) worth of equity investment in SuperGen, subject to the terms and conditions of the Stock Purchase Agreement, upon the first occasion on which total annual Product Sales by Abbott in the Territories reaches five hundred million dollars ($500,000,000).

5.2 EQUITY PAYMENTS LIMITATION. The Parties acknowledge and agree that any and all milestone payments to be made by Abbott pursuant to this Agreement as equity investments in SuperGen shall be subject to the terms and conditions of the Stock Purchase Agreement, which terms and conditions shall govern in the event of any inconsistency or conflict between this Agreement and the Stock Purchase Agreement with respect to any equity investment in SuperGen by Abbott. In particular, the Parties acknowledge and agree that in no event shall Abbott be required to make any equity investment in SuperGen, through the payment of the equity milestones as set forth above or in any other manner, which would cause Abbott to own in excess of nineteen percent (19%) of the voting securities of SuperGen at any time; provided, however, that in the event that any equity investment to be made by Abbott under this


                                                                             28
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                                                CONFIDENTIAL TREATMENT REQUESTED

     Agreement would cause Abbott to own in excess of nineteen percent (19%) of the voting securities of SuperGen, then Abbott's obligation to make such equity investment shall be tolled for a period of one (1) year. If SuperGen increases its share capital (other than by purchase of any equity in SuperGen by Abbott) during such one-year period, such that Abbott would then be able to make such equity investment and would not thereby own in excess of nineteen percent (19%) of the voting securities of SuperGen, SuperGen may so notify Abbott and Abbott shall make such equity investment, provided that SuperGen may make only one such notification, with respect to the entire amount of such equity investment, during such one-year period. If by the end of such one-year period SuperGen has not increased its share capital (other than by purchase of any equity in SuperGen by Abbott) during such one-year period, such that Abbott would then be able to make such equity investment and would not thereby own in excess of nineteen percent (19%) of the voting securities of SuperGen, then Abbott shall have no further obligation to make such equity investment.

5.2 SINGLE PAYMENT OBLIGATION. Each of the foregoing milestones shall only be paid once regardless of the number of acceptances or Launches with respect to such Product, including multiple product forms of the same Compound, additional active or inactive ingredients, indications, modalities and/or dosage strengths.

5.4 METHOD OF PAYMENT. All cash payments due under this Article 5 shall be paid by wire transfer or by such other means agreed upon by the Parties, in each case at the expense of Abbott, with twenty-four (24) hours advance notice of each wire transfer, to the bank account(s) as SuperGen shall designate in writing following the occurrence of each cash milestone event.

ARTICLE 6:        U.S. PROFIT SHARING

6.1 REPORTS BY ABBOTT. Within forty-five (45) days from the end of each calendar quarter starting with the first calendar quarter for which the Parties have budgeted expenditures under Article 4, Abbott shall deliver to SuperGen a true and accurate written report showing whichever of the following are applicable for such calendar quarter:

         (a) the Abbott Net Sales and Net Units of Product Sold in: (i) the U.S. Territory and (ii) the International Territory (each in the aggregate and on a country-by-country basis;

         (b) the Abbott Distribution Margin (including the Abbott Cost of Goods and the Abbott Distribution Expenses used to arrive at the Abbott Distribution Margin from the Abbott Net Sales) for the U.S. Territory; and

         (c) the Abbott Operating Margin (including the Abbott SG&A used to arrive at the Abbott Operating Margin from the Abbott Distribution Margin) for the U.S. Territory.


                                                                             29
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                                                CONFIDENTIAL TREATMENT REQUESTED

6.2 REPORTS BY SUPERGEN. Within ten (10) days from the date of SuperGen's receipt of Abbott's report pursuant to Article 6.1 above, SuperGen shall deliver to Abbott a true and accurate written report showing whichever of the following are applicable for such calendar quarter:

         (a) the SuperGen Product Sales in the U.S. Territory;

         (b) the SuperGen Distribution Margin for the U.S. Territory (including the SuperGen Cost of Goods used to arrive at the SuperGen Distribution Margin from the SuperGen Product Sales);

         (c) the SuperGen Operating Margin for the U.S. Territory (including the SuperGen SG&A used to arrive at the SuperGen Operating Margin from the SuperGen Distribution Margin in the U.S. Territory); and

         (d) the Abbott U.S. Profit Amount, the SuperGen U.S. Profit Amount, the U.S. Adjustment Amounts for each Party, and the Final Payment (as defined in Section 6.5 below) due to either Abbott or SuperGen.

6.3 U.S. PROFIT SPLIT. Commencing on the date of acceptance by the FDA of the U.S. NDA for the Product, the U.S. Product Profit for each calendar year (or portion thereof less than a full calendar year) shall be shared equally between the Parties, fifty percent (50%) for SuperGen and fifty percent (50%) for Abbott. The allocation of U.S. Product Profit (whether a positive (profit) amount or a negative (loss) amount) between Abbott and SuperGen pursuant to this Article 6.3 as of the end of the applicable calendar quarter or year shall be called the "Abbott U.S. Profit Amount" and the "SuperGen U.S. Profit Amount," respectively, which together shall equal the U.S. Product Profit as of the end of such period. The Parties understand that the U.S. Product Profit, the Abbott U.S. Profit Amount, and the SuperGen U.S. Profit Amount can each be a negative number and represent a net loss.

6.4 U.S. ADJUSTMENT AMOUNT. With respect to the U.S. Territory, for each calendar quarter of each calendar year, the "U.S. Adjustment Amount" shall be determined for Abbott by subtracting the Abbott U.S. Profit Amount from the Abbott Operating Margin in the U.S. Territory and shall be determined for SuperGen by subtracting the SuperGen U.S. Profit Amount from the SuperGen Operating Margin in the U.S. Territory. If the U.S. Adjustment Amount is positive for one Party and negative for the other Party, then the Party with the positive U.S. Adjustment Amount shall pay such amount to the other Party, so that each Party receives or bears fifty percent (50%) of the U.S. Product Profit for such calendar quarter.

6.5 FINAL PAYMENT. After each calendar quarter, any amount payable by one Party to the other Party pursuant to Article 6.4. above ("Final Payment") shall be paid by the owing Party within ten (10) business days of Abbott's receipt of SuperGen's report under Section 6.2.

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
                                                CONFIDENTIAL TREATMENT REQUESTED


6.6 YEAR-END RECONCILIATION. Within forty-five (45) days after the end of each calendar year starting with the first calendar year for which the Parties have budgeted expenditures under Article 4, the U.S. Product Profit split between the Parties pursuant to Article 6.3 above for such calendar year shall be recalculated (the "Reconciliation Amount") to reflect any amended information (including, but not limited to, amended sales data, product returns or chargebacks) relevant to the calculation of the Reconciliation Amount for such calendar year. Within ten (10) business days after any such recalculation, Abbott shall pay to SuperGen, or SuperGen shall pay to Abbott, as the case may be, an amount equal to the difference between the most recent prior calculation of the Final Payment or the Reconciliation Amount and the latest Reconciliation Amount.

6.7 EXAMPLE OF U.S. PRODUCT PROFIT SHARING. Exhibit 6.7 attached hereto shall illustrate, by way of example only and not as a limitation of any kind, the method agreed by the Parties under this Article 6 for calculating and splitting the U.S. Product Profit.

6.8 PAYMENT PROCEDURE. All payments due under this Article 6 shall be paid in United States Dollars by wire transfer or by such other means agreed upon by the Parties, in each case at the expense of the payor, for value no later than the due date thereof (with twenty four (24) hours advance notice of each wire transfer) to the bank accounts as the payee shall designate in writing within a reasonable period of time prior to such due date.

6.9 RECORDS. Each Party shall keep and maintain records relating to the subject matter of all reports and payments to be made pursuant to this
Article 6 for the U.S. Territory, so that the reports and payments may be verified. Such records shall be open to inspection at any reasonable time within two (2) years after the period to which such records relate, but in any event not more than once per Sales Year, by a nationally recognized independent certified public accountant selected by the inspecting Party, approved by other Party, which approval shall not be unreasonably withheld, and retained at inspecting Party's expense. Said accountant shall sign a confidentiality agreement prepared by the other Party and shall then have the right to examine the records kept pursuant to this Agreement and report to the inspecting Party the findings (but not the underlying data) of said examination of records as are necessary to evidence that the records were or were not maintained and used in accordance with this Agreement. A copy of any report provided to the inspecting Party by the accountant shall be given concurrently to the other Party. If said examination of records reveals more than five percent (5%) underpayment of the royalty payable, expenses for said accountant shall be borne by other Party and the other Party shall promptly pay to the inspecting Party the balance due plus interest calculated at the prime rate of interest as reported in the WALL STREET JOURNAL for the date of the accountant's report which reveals such underpayment.

6.10 TAXES. Where any sum due to be paid to a Party under this Article 6 is subject to any withholding or similar tax, the Parties shall use their reasonable efforts to do all such acts and things and to sign all such documents as will enable them to take advantage of any applicable double taxation agreement or treaty. In the event there is no applicable double taxation agreement or treaty, or if an applicable double taxation agreement or

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                                                CONFIDENTIAL TREATMENT REQUESTED


treaty reduces but does not eliminate such withholding or similar tax, the Party making a payment shall pay such withholding or similar tax to the appropriate government authority, deduct the amount paid from the amount due to the other Party, and secure and send to the other Party the best available evidence of such payment.

6.11 NO DOUBLE COUNTING OF COSTS. For the purpose of determining any cost or expense which is shared by the Parties under this Agreement or otherwise invoiced by one Party to another under this Agreement, any cost or expense allocated by either Party to a particular cost category shall be consistent with the terms of this Agreement and shall not also be allocated to another category. In the event a cost or expense might arguably fall into more than one category, the Parties shall mutually determine which category such cost or expense most appropriately falls into.

ARTICLE 7:  INTERNATIONAL ROYALTY

7.1 ROYALTY PERIOD AND ROYALTY RATE. For a period of ten (10) years from the First Commercial Sale or so long as the Product remains Patent Protected in any country in the International Territory, whichever is longer, ("Royalty Period"), Abbott shall pay to SuperGen a royalty of * of the Abbott Net Sales of the Product in the International Territory.

7.2 ROYALTY RATE REDUCTION If during the Royalty Period, a generic version of the Product is marketed by a Third Party in a country in the International Territory, the Parties shall promptly and in good faith negotiate a reduction in the royalty rate for that country. If SuperGen and Abbott do not agree on a reduction in the royalty rate under this circumstance, then the appropriate reduction shall be determined in an ADR pursuant to Article 20.3 herein. Once the appropriate royalty rate reduction has been determined, the difference between the royalty amount paid by Abbott from the date of initiation of ADR through the date of the ADR decision, and the royalty amount due for such period under the reduced calculation shall be credited against any future payments owed by Abbott to SuperGen.

7.3 ROYALTY STATEMENTS. Each royalty payment shall be accompanied by a statement from Abbott showing Abbott Net Sales for the Product in the International Territory, by country. The royalty shall be computed in United States Dollars pursuant to Abbott's standard internal accounting practices and policies.

7.4 ROYALTY PAYMENT. Royalty payments shall be made by Abbott to SuperGen in United States Dollars within sixty (60) days after the last day of February, May, August, and November for royalties accruing on Net Sales during the three (3) preceding Months.

7.5 PAYMENT PROCEDURE. All payments due under this Article 7 shall be paid by wire transfer or by such other means agreed upon by the Parties, in each case at the expense of the payor, for value no later than the due date thereof (with twenty four (24) hours

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advance notice of each wire transfer) to the bank accounts as the payee shall designate in writing within a reasonable period of time prior to such due date.

7.6 NO MULTIPLE ROYALTIES. No multiple royalties shall be payable because a Product, its manufacture, use or sale is or shall be covered by more than one Valid Claim of a patent included in the Licensed Patents or more than one patent under the Licensed Patents.

7.7 SALES TO AFFILIATES. No royalties shall be payable on sales between and among Abbott and/or its Affiliates, but shall be payable on the first sale by Abbott and/or its Affiliates to a Third Party in the International Territory.

7.8 RECORDS. Abbott and/or its Affiliates shall keep and maintain records of sales made pursuant to the license granted by SuperGen to Abbott for the Product in the International Territory under this Agreement, so that the royalty payable and the royalty statement may be verified. Such records shall be open to inspection at any reasonable time within two (2) years after the royalty period to which such records relate, but in any event not more than once per Sales Year, by a nationally recognized independent certified public accountant selected by SuperGen, approved by Abbott, which approval shall not be unreasonably withheld, and retained at SuperGen's expense. Said accountant shall sign a confidentiality agreement prepared by Abbott and shall then have the right to examine the records kept pursuant to this Agreement and report to SuperGen the findings (but not the underlying data) of said examination of records as are necessary to evidence that the records were or were not maintained and used in accordance with this Agreement. A copy of any report provided to SuperGen by the accountant shall be given concurrently to Abbott. If said examination of records reveals more than five percent (5%) underpayment of the royalty payable, expenses for said accountant shall be borne by Abbott and Abbott shall promptly pay to SuperGen the balance due plus interest calculated at the prime rate of interest as reported in the WALL STREET JOURNAL for the date of the accountant's report which reveals such underpayment.

7.9 TAXES. Where any sum due to be paid to SuperGen under this Article 7 is subject to any withholding or similar tax, the Parties shall use their reasonable efforts to do all such acts and things and to sign all such documents as will enable them to take advantage of any applicable double taxation agreement or treaty. In the event there is no applicable double taxation agreement or treaty, or if an applicable double taxation agreement or treaty reduces but does not eliminate such withholding or similar tax, Abbott shall pay such withholding or similar tax to the appropriate government authority, deduct the amount paid from the amount due SuperGen and secure and send to SuperGen the best available evidence of such payment.


ARTICLE 8:  PRODUCT SUPPLY AND DISTRIBUTION

8.1      PRODUCT DISTRIBUTION.

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         (a) SuperGen shall be responsible for the manufacture, packaging, sterilization and labeling of the Product. Abbott shall exclusively distribute the Product in the Territories to Third Party customers, including all activities ancillary thereto (including, without limitation, warehousing and shipping).

         (b) Abbott shall use its reasonable efforts to distribute the Product in the Territories to maximize the sales of the Product in the Territory. Such efforts shall be at least commensurate with those efforts made by Abbott to maximize the sales of Abbott's own pharmaceutical products of a similar nature and comparable market potential. Abbott shall keep SuperGen fully apprised with respect to its distribution. Abbott shall control all final decisions regarding such distribution activities.

8.2      PRODUCT SUPPLY.

         (a) Abbott shall exclusively purchase from SuperGen or from its designated Third Party manufacturer(s), and SuperGen shall exclusively supply to Abbott (or shall cause or its designated Third Party manufacturer(s) to supply exclusively to Abbott), Abbott's requirements for the Product in the Territories.

         (b) Abbott shall purchase Finished Product for the U.S. Territory from SuperGen or from its designated Third Party manufacturer(s) at the U.S. Transfer Price, which shall be equal to * for the Finished Product in the U.S. Territory for the Abbott Hospital Products Division fiscal quarter in which Abbott is purchasing such Product from SuperGen or from its designated Third Party manufacturer(s). Abbott shall calculate its average net selling price for this purpose in accordance with Abbott internal accounting policies and practices.

         (c) Abbott shall purchase Finished Product for the International Territory from SuperGen or from its designated Third Party manufacturer(s) at the International Transfer Price, which shall be equal to * for the Finished Product in the International Territory for the Abbott International Division fiscal quarter in which Abbott is purchasing such Product from SuperGen or from its designated Third Party manufacturer(s). Abbott shall calculate its average net selling price for this purpose in accordance with Abbott internal accounting policies and practices.

         (d) The Parties shall cooperate to determine manufacturing strategy and objectives for the supply of Compound, Product, and Finished Product consistent with the terms of this Agreement, including but not limited to agreeing in writing on the Specifications and attaching such Specifications to this Agreement as Exhibit 1.39 within ninety (90) days of the Effective Date, and to qualifying a second manufacturer for the Compound, acceptable to both Parties, as soon as possible after the Effective Date.

         (e) Within twelve (12) months prior to the agreed projected Launch of the

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         Product in the U.S. Territory, the U.S. Marketing Board shall establish a sales forecast for such Product specifying the Parties' anticipated requirements of the Finished Product in the U.S. Territory for the twelve (12) month period commencing approximately ninety (90) days prior to the anticipated date of Launch (the "U.S. Sales Forecast").
         The U.S. Marketing Board shall be responsible for establishing, preparing and updating the U.S. Sales Forecast.

         (f) Within twelve (12) months prior to the agreed projected Launch of the Product in the International Territory, Abbott shall establish a sales forecast for such Product specifying Abbott's anticipated requirements of the Finished Product in the International Territory for the twelve (12) month period commencing approximately ninety (90) days prior to the anticipated date of Launch (the "International Sales Forecast"). Abbott shall be responsible for establishing, preparing and updating the International Sales Forecast.

         (g) Such Sales Forecasts for the U.S. Territory and the International Territory, respectively, shall be updated on a quarterly basis so that at the beginning of each calendar quarter, SuperGen shall have been provided with rolling Sales Forecasts for the twelve (12) month period commencing with the third (3rd) calendar quarter after the date on which such Sales Forecasts are submitted (i.e. approximately 270 days). By way of example only, at the end of the first quarter of a calendar year (assuming the Product has been Launched), the U.S. Marketing Board shall provide SuperGen with a Sales Forecast of the anticipated requirements of Finished Product for the U.S. Territory for the twelve
         (12) months consisting of the four quarters of the next calendar year.

8.3 COMMERCIAL SCALE-UP AND DEVELOPMENT. SuperGen shall exercise its reasonable efforts to pursue the process development of the Product. The Parties shall cooperate to determine the Specifications, process development strategy and objectives for the production of the Compound, the Product, and the Finished Product, consistent with the terms of this Agreement; provided that SuperGen shall have control of all final decisions regarding process development. SuperGen shall bear the full costs and expenses of such process development, provided that the costs and expenses of producing validation batches of the Product shall be included in Abbott Cost of Goods and/or SuperGen Cost of Goods, as applicable, to the extent that the Product from such validation batches are ultimately sold.

8.4      PRODUCT ORDERING AND DELIVERY.

         (a) Abbott shall purchase Finished Product at the applicable U.S. or International Transfer Price by means of purchase orders submitted to SuperGen at least ninety (90) days in advance of the requested delivery date. Each purchase order shall be governed by the terms of this Agreement and none of the terms or conditions of Abbott's purchase orders, SuperGen's acknowledgment forms or any other forms exchanged by the parties shall be applicable, except those, to the extent consistent with the terms set forth herein, specifying quantity ordered,

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                                                CONFIDENTIAL TREATMENT REQUESTED


         delivery locations and delivery schedule and invoice information;

         (b) All purchase orders for delivery during a calendar month that do not exceed one hundred twenty five percent (125%) of the latest Sales Forecast covering such month (excluding any amendments subsequent to the original date of such Sales Forecast) shall be deemed accepted by SuperGen. SuperGen shall use its reasonable efforts to supply Abbott with any Finished Product in excess of one hundred twenty five percent (125%) of such Sales Forecast. All other purchase orders must be accepted or rejected by SuperGen, in writing, by facsimile or air courier, within fifteen (15) business days after receipt from Abbott. If SuperGen does not provide such notice of acceptance or rejection within fifteen (15) business days, it shall be deemed to have accepted such purchase orders in full. SuperGen shall deliver all accepted orders to Abbott promptly and shall deliver Abbott's first order for Finished Product to be sold in the U.S. Territory and the International Territory, respectively, within thirty (30) days of Regulatory Approval in those respective territories.

         (c) All Finished Products shall be delivered C.I.P. to Abbott's designated destination. Title and risk of loss shall pass from SuperGen to Abbott when the Finished Products are delivered to the carrier for transport to the designated destination.

         (d) SuperGen shall invoice Abbott at the applicable U.S. or International Transfer Prices for all Finished Product delivered, and Abbott shall pay to SuperGen the amount invoiced within thirty (30) days of the invoice date.

8.5      INVENTORIES AND ALLOCATION.

         (a) Subject to the receipt of Finished Product from SuperGen in accordance with this Article 8, Abbott shall use its reasonable efforts to maintain adequate inventories of the Finished Product in the Territories to meet the needs of its customers on a timely basis based upon, among other factors, the Sales Forecast, previous demand histories and seasonal trends, and any customers' contractual commitments. SuperGen shall use its reasonable efforts to maintain adequate inventories of Finished Product to meet the needs of Abbott on a timely basis, including but not limited to ensuring that any Third Party manufacturer shall maintain at least thirty (30) days' worth of Finished Product in inventory.

         (b) In the event that SuperGen (or its designated Third Party manufacturer(s)) are unable to fill accepted orders for the Finished Product placed by Abbott pursuant to this Agreement for a total of four
         (4) months, whether or not consecutive, in any twelve (12) month period, Abbott may at its sole option: (i) forgo the quantities ordered which SuperGen is unable to supply; (ii) take delivery within a reasonable period of time after SuperGen becomes able to supply the quantities ordered; or (iii) make or have a Third Party make, or permit SuperGen to have a Third Party (approved by Abbott) make, the Finished Product.

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                                                CONFIDENTIAL TREATMENT REQUESTED


         (c) In the event that a visit or report by an authorized agent of a governmental agency in the Territories, or a visit by an outside independent quality assurance auditor acceptable to both Parties, reveals that SuperGen's (or SuperGen's Third-Party manufacturer's) facilities and processes for manufacturing the Compound, the Product or the Finished Product do not comply with applicable laws and regulations, including without limitation Current Good Manufacturing Practices, and if SuperGen does not rectify the situation to Abbott's reasonable satisfaction within sixty (60) days of Abbott's notice to SuperGen of such situation, then Abbott may make or have a Third Party make, or permit SuperGen to have a Third Party (approved by Abbott) make the Compound, the Product and/ or the Finished Product.

         (d) In the event Abbott elects to make or have made the Compound, the Product and/ or the Finished Product pursuant to Article 8.5(b) or (c) above, SuperGen shall (i) transfer to Abbott or Abbott's or SuperGen's designated Third Party all information and authorizations useful and necessary with respect to the manufacture, storage and shipment of the Compound, the Product and/ or the Finished Product, in a timely manner so as to avoid any delay or interruption in supply of Finished Product to Abbott, and (ii) reimburse Abbott for that portion of the cost of manufacturing or having such Third Party manufacture and supply the Compound, the Product, and/ or the Finished Product which is in excess of the applicable Transfer Price.

8.6      CUSTOMER RELATIONS.

         (a) With respect to customer complaints relating to the Promotion or distribution of the Product, each Party shall act promptly to remedy such complaints. All Product-related inquiries and Product complaints in the U.S. Territory shall be addressed by SuperGen, and all Product-related inquiries and Product complaints in the International Territory shall be addressed by Abbott. Each Party shall keep the other Party fully and promptly apprised of its receipt of any such significant complaints in the Territories, and provide reasonable cooperation and assistance in dealing with customer complaints in the Territories, the verifiable out-of-pocket cost of such cooperation and assistance being borne by SuperGen in the U.S. Territory and by Abbott in the International Territory.

         (b) Any Product warranty to the customers of Abbott and SuperGen shall run directly from SuperGen to such customers, notwithstanding the fact that Abbott's customers may return Product to Abbott and not to SuperGen. Abbott shall not make any warranty or representation to any customers which is more protective of such customers than the warranties and/ or representations provided by SuperGen. For purposes of clarification, the sole remedy of Abbott and/ or SuperGen customers in the case of defective Product shall be that the Party which sold the defective Product to the customer shall replace such returned defective Product. SuperGen's Product warranties shall not apply to Product that has been modified

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                                                CONFIDENTIAL TREATMENT REQUESTED


         or altered in any manner by anyone other than SuperGen or Abbott (or their respective Affiliates or subdistributors or sublicensees), or to defects caused (i) through no fault of SuperGen SuperGen or Abbott (or their respective Affiliates or subdistributors or sublicensees), during shipment, (ii) by negligence or misuse on the part of anyone other than SuperGen or Abbott (or their respective Affiliates or subdistributors or sublicensees) or (iii) by storage, handling, or usage in any manner inconsistent with the approved Product labeling.

         (c) Neither Party shall represent the Product in any manner which is inconsistent with the approved Product labeling or with applicable laws and regulations, or otherwise misrepresent the Product.

8.7 QUALITY CONTROLS. Both Parties shall institute quality controls in accordance with, and shall comply with, applicable laws and regulations and generally accepted industry standards (including cGMPs as defined below) for the manufacture, storage, shipment, handling and distribution of the Compound, the Product and the Finished Product (as the case may be) and shall define responsibilities for key quality systems and a quality manual agreed to by both Parties (including without limitation, Sample Packs) and shall comply with all applicable laws and regulations relating to the storage, shipment, handling and distribution of the Compound, the Product and the Finished Product. Each Party shall have the right to audit all facilities used by the other Party to fulfill their obligations under this Agreement (including any Third Party manufacturing facilities). For the purposes of this Agreement, "cGMPs" means all applicable standards relating to manufacturing practices for intermediates, bulk products, or finished pharmaceutical products (i) promulgated in the form of laws or regulations by the FDA or its counterpart governmental agencies or entities in the EU and/ or a country in the International Territory or (ii) promulgated by the FDA or its counterpart governmental agencies or entities in the EU and/ or a country in the International Territory in the form of guidance documents (including but not limited to advisory opinions, compliance policy guides and guidelines) which guidance documents are being implemented within the pharmaceutical manufacturing industry for such products.

8.8      PRODUCT CHARACTERISTICS.

         (a) Abbott shall not be obligated to accept from SuperGen any Finished Product with less than the greater of (i) seventy-five percent (75%) of approved shelf life for such Finished Product or (ii) thirteen (13) months of remaining shelf life.

         (b) SuperGen shall provide Abbott with a certificate of analysis with respect to the shipment of the Finished Product to Abbott. Full batch documentation, including batch production records, and manufacturing and analytical records shall be available for review by Abbott on site at the manufacturing facility used by SuperGen (or by SuperGen's Third Party manufacturer(s)), during regular business hours and upon reasonable advance written notice from Abbott.

         (c) Abbott shall notify SuperGen in writing of any defect or shortage in the

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                                                CONFIDENTIAL TREATMENT REQUESTED


         quantity of any shipment of Finished Product no later than ten (10) business days following receipt of the Finished Product. In the event of any such defect or shortage, SuperGen shall, at SuperGen's choice, replace the defective Finished Product or make up the shortage if replacement stock is available in the next shipment of Finished Product, but in any case no later than twenty (20) days or, if no such replacement stock is available, as soon as reasonably practical after receiving such notice, at no additional cost to Abbott.

         (d) With respect to all SuperGen Third Party manufacturers of the Compound, the Product, and the Finished Product, SuperGen shall provide Abbott with a continuing FDA guarantee in the format as set forth in 21 C.F.R. Section.7.13(A)(j).


ARTICLE 9:        LICENSE AND PATENT MATTERS

9.1 PATENT PROSECUTION AND MAINTENANCE. SuperGen at its sole cost and expense shall maintain the Licensed Patents listed in Exhibit 1.23, and shall use its reasonable commercial efforts to prosecute any such patent applications included therein, in at least the countries listed on Exhibit 1.23, and obtain all available patent term extensions. The Parties shall consult together and shall jointly determine patent issues, including but not limited to patenting strategy, prosecution, and response to patent office actions, and Abbott shall provide such assistance as SuperGen may reasonably request with respect to such matters. SuperGen shall reimburse Abbott for its verifiable out-of-pocket expenses in providing such consultation and assistance. SuperGen shall inform Abbott, on an annual basis and also on Abbott's written request, about the status of such patent applications and/or patents.

Prior to March 31, 2000, SuperGen shall commit to file additional patent applications claiming the indications listed in Exhibit 3.1 and as determined to be appropriate in consultation with Abbott. In the event SuperGen fails to submit such patent applications, Abbott shall be entitled to prepare and file such applications on behalf of SuperGen. SuperGen shall bear the cost of such patent applications. In addition, SuperGen shall have the obligation to file patent applications as deemed appropriate by the Clinical Development Committee on a on-going basis throughout the term of this agreement.

9.2 SUPERGEN COVENANTS. SuperGen covenants that during the term of this Agreement, it will:

         (a) fulfill all of its obligations under the Stehlin License Agreement and any other Third Party license agreements or other agreements relating to the Product to which SuperGen is a Party or becomes a Party during the term of this Agreement (collectively, the "SuperGen License Agreements"), including, but not limited to, any royalty, milestone or other monetary obligations set forth therein;

         (b) take no action nor will it omit to take any action which would cause it to be in breach of any provision of any of the SuperGen License Agreements relating to the

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                                                CONFIDENTIAL TREATMENT REQUESTED


         Product which would or could otherwise trigger termination of any such Agreements (e.g., bankruptcy, change of control in whole or with respect to any part of the Territories) or which would or could cause the conversion of any SuperGen License Agreement from an exclusive to nonexclusive agreement, in whole or with respect to any part of the Territories;

         (c) notify Abbott in the event that, and within three (3) business days after, SuperGen receives notice from any of SuperGen's licensors that SuperGen is in default under any SuperGen License Agreement relating to the Product or that any such SuperGen licensor has terminated or intends to terminate any SuperGen License Agreement in whole or with respect to any part of the Territories or convert any SuperGen License Agreement from an exclusive to non-exclusive agreement in whole or with respect to any part of the Territories, or otherwise take any action in connection with a SuperGen License Agreement which would adversely affect Abbott's rights under this Agreement. In the event of any default of the type described in this Section 9.2(c), SuperGen agrees that if it fails or does not intend to cure such default, Abbott may, at Abbott's option and to the extent permitted under the applicable license agreement, do so and may offset against SuperGen's share of the U.S. Product Profit and the royalty payable to SuperGen by Abbott pursuant to Article 7 above, as applicable, any reasonable expenses Abbott incurs in curing such default, except for any portion of such expenses that would have otherwise been included as part of Third Party Royalties. Abbott and SuperGen shall account for such portion of expense as a SuperGen Third Party Royalty;

         (d) provide Abbott with a copy of any reports, correspondence or notice within three (3) business days from the submission to or receipt from Stehlin or any other Third Party licensor under any SuperGen License Agreement.

         (e) notify Abbott no later than thirty (30) days prior to implementing any decision to abandon or allow to lapse any patent application or patent or not to initiate or take any other patent prosecution activity with respect to any Product Patent. In such event, SuperGen agrees that Abbott may assume any such patent prosecution activity in connection therewith, and SuperGen shall reasonably cooperate with Abbott in connection with any such patent prosecution activity and, if requested by Abbott, shall use its reasonable efforts to seek the cooperation of Stehlin or any other Third Party licensor; and

         (f) take no action nor will it omit to take any action which would result in derogation of the Licensed Patents in any existing or future litigation or interference with any Third Parties or future oppositions to foreign patents of any Third Parties.

9.3 THIRD PARTY INFRINGEMENT. If Abbott or SuperGen become aware of any activity on the part of any Third Party that such Party believes infringes a Valid Claim of a Licensed Patent, such Party shall promptly notify the other Party of all relevant

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                                                CONFIDENTIAL TREATMENT REQUESTED

        facts and circumstances pertaining to the potential infringement. SuperGen shall have the right to enforce any rights within the Licensed Patents against such infringement, at its own cost and expense. Abbott, at its own expense, shall cooperate with SuperGen in such effort, including but not limited to being joined as a Party to such action, and SuperGen shall use its reasonable efforts to obtain the cooperation of Stehlin and any other Third Party licensor in connection with such enforcement.

9.4 ABBOTT'S RIGHT TO PURSUE THIRD PARTY INFRINGERS. If SuperGen shall fail, within the lesser of (i) ninety (90) days of the notice of infringement required by Section 9.3 or (ii) one-half the period of time allowed therefor under the applicable SuperGen License Agreement, to either (A) terminate such infringement or (B) institute an action seeking to prevent continuation thereof, and thereafter to diligently prosecute such action, or if SuperGen sooner notifies Abbott that it does not plan to terminate the infringement or institute such action, then Abbott shall have the right to do so at its own expense. SuperGen, at its own expense, shall cooperate in such effort, including being joined as a Party to such action, and SuperGen shall use its reasonable efforts to obtain the cooperation of Stehlin and any other Third Party licensor.


9.5 ALLOCATION OF DAMAGE OR SETTLEMENT AMOUNTS. Any damage award or settlement obtained by a Party enforcing a Licensed Patent pursuant to
        Article 9.3 or 9.4 above shall first be used to reimburse the enforcing Party and then shall shared equally between the Parties.

ARTICLE 10:       ADVERSE EVENTS, RECALLS AND OTHER REGULATORY MATTERS

10.1 ADVERSE REACTION REPORTING. Each Party shall keep the other Party informed of information in or coming into its possession or control concerning side effects, injury, toxicity or sensitivity reaction and incidents of severity thereof associated with commercial and clinical uses, studies, investigations or tests of each Product in the Territories, whether or not determined to be attributable to the Product. SuperGen shall be responsible for filing with the FDA, as required pursuant to 21 C.F.R. Sec. 314.80, any adverse reaction reports that it receives. Abbott shall be responsible for filing with the appropriate regulatory authorities in the International Territory, as required, adverse reaction reports that it receives. Within four (4) months of the Effective Date, the respective pharmacovigilance groups of SuperGen and Abbott shall enter into a separate agreement covering adverse event information exchange relating to the Product.

10.2 SAFETY ISSUES. In order to ensure that both Parties are provided with an adequate opportunity to review safety matters, the Parties shall mutually agree after the Effective Date on procedures with respect to (i) regulatory reporting requirements, (ii) the review of Product labeling, (iii) maintenance of a safety database and (iv) other safety issues.


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10.3     PRODUCT COMPLAINTS AND INQUIRIES.

         (a) Any medical or technical Product-related inquiries from consumers, physicians or other Third Party customers who reside in the (i) U.S. Territory shall be handled by SuperGen and (ii) International Territory shall be handled by Abbott. SuperGen shall supply Abbott with copies of its standard response information for the Product as well as any updates thereto. Abbott shall use such information to respond to any such inquiries from the International Territory. Each Party shall prepare and maintain a database containing responses to such inquiries from consumers, physicians or other Third Party customers who reside in the territory for which it is responsible, and shall make the contents available to the other Party promptly from time to time upon request.

         (b) Each Party shall maintain a record of all complaints or reports of an actual or potential failure of any Product to meet the specifications set forth in regulatory filings or in agreements among the Parties. Such failure may involve the finished Product or one of its intermediate stages. The responsibilities of the Parties with respect to (a) notification of the product complaint from the receiving Party to the other Party and (b) the handling of product complaints shall all be performed in accordance with a procedure to be mutually agreed by the Parties after the Effective Date.

10.4 PRODUCT RECALL. In the event that either Party determines that an event, incident or circumstance has occurred which may result in the need for a recall or other removal of any Product, or any lot or lots thereof, from the market in any part or all of the Territories, such Party shall advise the other Party and the Parties shall consult with respect thereto. SuperGen shall have the sole authority to decide whether to commence, and the sole responsibility for the handling and disposition of, a recall or other removal of such Product in the U.S. Territory, and Abbott shall have the sole authority to decide whether to commence, and the sole responsibility for the handling and disposition of, a recall or other removal of such Product in the International Territory. Any such recall or other removal, by either Party, shall occur pursuant to a procedure to be mutually agreed by the Parties after the Effective Date. Except as provided below, if a Product (or any lot or lots thereof) is recalled or otherwise removed from the market, the costs and expenses of such recall or removal, including, without limitation, expenses and other costs or obligations to Third Parties, the cost and expense of notifying customers and the costs and expenses associated with shipment of the recalled Product and the cost and expense of destroying the Product removed from the market, if necessary, except as provided below shall be borne by SuperGen to the extent such expenses relate to the U.S. Territory and shall be shared equally by SuperGen to the extent such expenses relate to the International Territory. In the event that such recall or removal costs, expenses or obligations result from one Party's: (i) improper or negligent manufacturing, distribution, storage or shipment of the Product; .(ii) improper sampling practices or mishandling of Sample Packs; (iii) Co-Promotion or Promotion of the Product in a manner inconsistent with the Product's labeling; or (iv) violation of this Agreement, such costs, expenses and


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                                                CONFIDENTIAL TREATMENT REQUESTED

obligations shall be borne solely by such Party.

10.5 GOVERNMENTAL CONTACT REPORTING . Each Party shall promptly notify the other Party upon being contacted by the FDA or any other competent governmental authority or agency in the Territories for any material regulatory purpose pertaining to this Agreement or to the Product. Neither Party shall respond to the FDA or such other authority or agency before consulting with the other Party, unless under the circumstances pursuant to which FDA or such other authority or agency contacts such Party, it is not practical or lawful for the contacted Party to give the other Party advance notice, in which event the contacted Party shall inform the other Party of such contact as soon as practical and lawful. In addition, each Party shall keep the other Party advised with respect to information concerning the safety or efficacy of the Product, including but not limited to providing, within three (3) business days of the creation or receipt thereof, all information regarding such safety, efficacy and medical information issues and copies of safety reports filed with the FDA or any other authority or agency.

ARTICLE 11:   REPRESENTATIONS AND WARRANTIES

11.1 ABBOTT REPRESENTATIONS AND WARRANTIES. Abbott hereby represents to SuperGen as follows:

         (a) Abbott is a corporation duly organized and validly existing in good standing under the laws of its state of incorporation, with all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and as proposed to be conducted;

         (b) Abbott has all requisite corporate right, power and authority to enter into this Agreement and the other SuperGen-Abbott Agreements and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the other SuperGen-Abbott Agreements by Abbott and the consummation by Abbott of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on Abbott's behalf. This Agreement and the other SuperGen-Abbott Agreements constitute legal, valid and binding obligations of Abbott, enforceable against Abbott in accordance with the terms hereof and thereof;

         (c) the execution, delivery and performance by Abbott of this Agreement and each of the other SuperGen-Abbott Alliance Agreements and Abbott's compliance with the terms and provisions hereof and thereof will not, result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation pursuant to, or a loss of benefits under, any provision of Abbott's Articles of Incorporation or By-laws, or any mortgage, indenture, lease or other agreement or instrument, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Abbott, its properties or assets; and


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                                                CONFIDENTIAL TREATMENT REQUESTED

         (d) no consent, approval or authorization of, or designation, declaration or filing with any governmental authority is required in connection with the valid execution, delivery or performance of this Agreement and the other SuperGen-Abbott Agreements by Abbott or the consummation by Abbott of the transactions contemplated hereby or thereby. Upon their execution and delivery, and assuming the valid execution thereof by SuperGen, this Agreement and the other SuperGen-Abbott Agreements will constitute valid and binding obligations of Abbott, enforceable against Abbott in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' and contracting parties' rights generally and except as enforceability may be subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) and except to the extent that the indemnification agreements of in Section 15 hereof may be legally unenforceable.

11.2 SUPERGEN REPRESENTATIONS AND WARRANTIES. SuperGen hereby represents and warranties to Abbott as follows:

         (a) SuperGen is a corporation duly organized and validly existing in good standing under the laws of its state of incorporation, with all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and as proposed to be conducted;

         (b) SuperGen has all requisite corporate right, power and authority to enter into this Agreement and the other SuperGen-Abbott Agreements and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the other SuperGen-Abbott Agreements by SuperGen and the consummation by SuperGen of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on SuperGen's behalf, including but not limited to approval by the stockholders of SuperGen with respect to the SuperGen-Abbott Agreements. This Agreement and the other SuperGen-Abbott Agreements constitute legal, valid and binding obligations of SuperGen, enforceable against SuperGen in accordance with the terms hereof and thereof,

         (c) the execution, delivery and performance by SuperGen of this Agreement and each of the other SuperGen-Abbott Agreements and SuperGen's compliance with the terms and provisions hereof and thereof will not result in any violation of or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation pursuant to, or a loss of benefits under, any provision of its Certificate of Incorporation or By-laws, or any mortgage, indenture, lease or other agreement or instrument, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to SuperGen or SuperGen's properties or assets;


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                                                CONFIDENTIAL TREATMENT REQUESTED

         (d) no consent, approval or authorization of, or designation, declaration or filing with any governmental authority is required in connection with the valid execution, delivery or performance of this Agreement and the other SuperGen-Abbott Agreements by SuperGen or the consummation by SuperGen of the transactions contemplated hereby or thereby. Upon their execution and delivery, and assuming the valid execution thereof by Abbott, this Agreement and the other SuperGen-Abbott Agreements will constitute valid and binding obligations of SuperGen, enforceable against SuperGen in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' and contracting parties' rights generally and except as enforceability may be subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) and except to the extent that the indemnification agreements of in Section 15 hereof may be legally unenforceable;

         (e) to its knowledge and information, as of the Effective Date, there are no patents, trademarks or other proprietary rights which are valid and which would be infringed by making, having made, using, selling, offering for sale or importing the Product in the Territories in accordance with the terms of this Agreement;

         (f) as of the Effective Date, SuperGen is not aware of any compounds or products, the manufacture, use, importation, selling or offering for sale of which would constitute an infringement by a Third Party of the Product Patents;

         (g) as of the Effective Date, SuperGen is aware of no pending interference, opposition proceeding, litigation or any communication which threatens an interference or opposition proceeding or litigation before any patent and trademark office, court, or any other competent entity in any jurisdiction in regard to the Product Patents;

         (h) as of the Effective Date, SuperGen has disclosed to Abbott all protocols, data (including but not limited to preclinical and clinical data), reports, and other information and materials regarding the Compound and the Product;

         (i) as of the Effective Date, SuperGen has provided to Abbott a complete and accurate copy of each of the SuperGen license agreements with respect to the Product;

         (j) as of the Effective Date, there are no material facts which SuperGen has not disclosed to Abbott regarding the manufacture, use or sale of any Product or the practice of any inventions included in the Product Patents or the use of the Product Technology by Abbott, including without limitation any material facts regarding the possibility that such manufacture, use, sale or practice might infringe any Third Party's know-how, patent rights or other intellectual property in the Territories;


                                                                              45

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                                               CONFIDENTIAL TREATMENT REQUESTED


         (k) at no time during the term of this Agreement shall SuperGen enter into any transaction providing for debt financing which by its terms
         (A) imposes a lien, license, security interest or other encumbrance upon or (B) transfers any of the SuperGen Technology relating to the Compound or the Product;

         (l) with respect to the Compound, (A) SuperGen has obtained and is in substantial compliance with all applicable regulatory approvals, applications, licenses, requests for exemption, permits or other regulatory authorizations with the FDA, or any state or local regulatory body necessary to conduct its business activities to date; and (B) to the extent the Compound is intended for export from the United States, and to the extent applicable, SuperGen is in compliance in all material respects with either all FDA requirements for marketing or as set forth in 21 U.S.C. Section 38l(e) or 382;

         (m) to the knowledge and information of SuperGen, all manufacturing operations performed by or on behalf of SuperGen for the Compound and/ or the Product have been and are being conducted in substantial compliance with the current good manufacturing practices issued by the FDA and all other relevant governmental authorities or agencies, to the extent applicable;

         (n) to the knowledge and information of SuperGen, all nonclinical laboratory studies, as described in 21 C.F.R. Section 58.3(d), sponsored by SuperGen for the Compound and/ or the Product have been and are being conducted in substantial compliance with the good laboratory practice regulations set forth in C.F.R. Part 58 and similar regulations of all other relevant governmental authorities or agencies, to the extent applicable; and

         (o) Finished Product supplied to Abbott by SuperGen under this Agreement shall conform to the Specifications applicable thereto and shall be manufactured in compliance with applicable cGMPs and other applicable laws and regulations in the Territories, and Compound and Product used in Finished Product supplied to Abbott by SuperGen under this Agreement shall conform to the Specifications applicable thereto and shall be manufactured in compliance with applicable cGMPs and other applicable laws and regulations in the Territories.

11.3 LIMITATION ON WARRANTIES. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT, EACH PARTY MAKES NO OTHER WARRANTIES OR REPRESENTATIONS, INCLUDING FITNESS FOR PURPOSE INTENDED OR MERCHANTABILITY, WHETHER EXPRESS OR IMPLIED.

ARTICLE 12:   LIMITATION ON LIABILITY

EXCEPT AS OTHERWISE PROVIDED, NEITHER PARTY SHALL BE LIABLE FOR ANY SPECIAL, INCIDENTAL, INDIRECT OR CONSEQUENTIAL ARISING OUT OF OR RELATING TO THIS AGREEMENT; PROVIDED HOWEVER, THIS


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                                              CONFIDENTIAL TREATMENT REQUESTED

LIMITATION SHALL NOT APPLY TO LOSSES ARISING FROM THIRD PARTY CLAIMS FOR WHICH A PARTY IS INDEMNIFIED UNDER THE TERMS OF THIS AGREEMENT.

ARTICLE 13:   CONFIDENTIALITY AND NONDISCLOSURE

13.1 CONFIDENTIALITY OBLIGATION. Each of Abbott and SuperGen (the "Receiving Party") shall keep strictly confidential any information disclosed in writing, orally, visually or in any other manner by the other Party (the "Disclosing Party") or otherwise made available to the Receiving Party which the Disclosing Party considers to be and treats as proprietary or confidential ("Confidential Information"). Without limiting the generality of the foregoing, all proprietary information concerning the Disclosing Party's business, operations, suppliers, products, product manufacture, sale, marketing or distribution, trade secrets and intellectual property shall be considered Confidential Information by the Receiving Party. Any data or other information relating to or resulting from the clinical trials of the Product shall be deemed to be Confidential Information of SuperGen. The Disclosing Party shall use commercially reasonable efforts to designate any written Confidential Information disclosed to the other Party as Confidential Information by prominently marking it "confidential," provided that the failure to so mark shall not exclude such written information from the provisions of this Section 13. "Confidential Information" shall not include information:

         (a) which is or becomes generally available to the public other than as a result of unauthorized disclosure thereof by the Receiving Party;

         (b) which is lawfully received by the Receiving Party on a nonconfidential basis from a Third Party that is not itself under any obligation of confidentiality or nondisclosure to the Disclosing Party or any other Person with respect to such information;

         (c) which by written evidence can be shown by the Receiving Party to have been independently developed by or for the Receiving Party; or

         (d) which the Receiving Party establishes by competent proof was in its possession at the time of disclosure by the other Party and was not acquired, directly or indirectly from the other Party under any obligation of confidentiality.

All information, data and other materials disclosed by one Party to the other pursuant to the Confidentiality Agreement, dated May 2, 1999, shall be deemed to have been disclosed by the disclosing Party under this Agreement.

13.2 NONDISCLOSURE OF CONFIDENTIAL INFORMATION. The Receiving Party shall use Confidential Information solely for the purposes of this Agreement and shall not disclose or disseminate any Confidential Information to any Third Party at any time without the Disclosing Party's prior written consent, except for disclosure to those of its directors, officers, employees, accountants, attorneys, advisers, permitted sublicensees, agents and


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                                              CONFIDENTIAL TREATMENT REQUESTED

representatives whose duties reasonably require them to have access to such Confidential Information, provided that such directors, officers, employees, accountants, attorneys, advisers, agents and representatives are required to use the Confidential Information solely for purposes of this Agreement and maintain the confidentiality of such Confidential Information to the same extent as if they were Parties hereto.

13.3 EXCEPTION. The foregoing confidentiality and nondisclosure obligations shall not apply to information which is required to be disclosed by law or by regulation; provided, that (i) the Receiving Party gives the Disclosing Party reasonable advance notice of the disclosure, to the extent reasonably practicable and legally permissible; (ii) the Receiving Party uses reasonable efforts to resist disclosing the Confidential Information; (iii) the Receiving Party reasonably cooperates with the Disclosing Party on request to obtain a protective order or otherwise limit the disclosure; and
(iv) upon the reasonable request of the Disclosing Party, the Receiving Party shall provide a letter from its counsel confirming that the Confidential Information is, in fact, required to be disclosed.

13.4 INJUNCTIVE RELIEF. The Parties acknowledge that either Party's breach of this Article 13 may cause the other Party irreparable injury for which it would not have an adequate remedy at law. In the event of a breach, the non-breaching Party shall be entitled to injunctive relief in addition to any other remedies it may have at law or in equity.

13.5     SURVIVAL. The confidentiality and nondisclosure obligations of this
Article 13 shall survive the expiration or termination of this Agreement and remain in effect for a period of ten (10) years following the expiration or termination of this Agreement.

ARTICLE 14:        TRADEMARKS

14.1 SUPERGEN TRADEMARKS. Subject to approval by the U.S. Marketing Board, SuperGen shall be solely responsible for the selection, filing, registration and maintenance of the SuperGen Trademark(s) in the U.S. Territory. SuperGen shall keep Abbott fully apprised with respect to its trademark activities and shall consult with Abbott regarding the selection of the SuperGen Trademark(s) for the U.S. Territory. All reasonable out-of-pocket costs and expenses associated with the selection, filing, registration and maintenance of the trademarks for the Product in the U.S. Territory shall be included in SuperGen SG&A.

14.2 LIMITED TRADEMARK LICENSE. Subject to the terms of this Agreement, SuperGen hereby grants to Abbott (i) a nonexclusive limited license in the Territories to use SuperGen's name and logo, and (ii) a coexclusive limited license in the U.S. Territory to use the SuperGen Trademark(s), in each instance solely for the purpose of promoting distributing and selling the Product in the Territories in accordance with the terms and conditions of this Agreement. Abbott shall promote the Product in the U.S. Territory only under the SuperGen Trademark(s).

14.3 ABBOTT TRADEMARK(S). Abbott shall be solely responsible for the selection, filing,


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                                              CONFIDENTIAL TREATMENT REQUESTED

registration and maintenance of the Abbott Trademark(s) in the International Territory. Abbott shall keep SuperGen fully apprised with respect to the its trademark activities and shall consult with SuperGen regarding the selection of the Abbott Trademark(s) for the International Territory. Abbott shall control all final decisions regarding the Abbott Trademarks.

14.4 LIMITED TRADEMARK LICENSE. In the event that Abbott's rights under this Agreement shall cease, and upon request by SuperGen, Abbott shall grant to SuperGen an exclusive limited license in the International Territory to use the Abbott Trademark(s), solely for the purpose of promoting distributing and selling the Product in the International Territory. SuperGen shall pay Abbott a trademark royalty of two percent (2%) of SuperGen's Net Sales of the Product in the International Territory, subject to the terms of a separate trademark license to be entered into by the Parties.

14.5 USE OF TRADE NAMES AND LOGOS. Each Party recognizes that the name and logo of each of the Parties represents a valuable asset of such entity and that substantial recognition and goodwill are associated with each Party's name, and logo. Each Party hereby agrees that, without prior written authorization of the other Party, it shall not use the name or logo of the other Party for any purpose other than the promotion, distribution and sale of the Product solely to the extent required to fulfill its obligations under this Agreement. In addition, SuperGen shall only use the Abbott name and logo in the form, manner and logotype approved in writing by Abbott, and Abbott shall only use the SuperGen name and logo and the SuperGen Trademarks in the form, manner and logotype approved in writing by SuperGen. Except for the limited license granted in Section 14.2 above, nothing in this Agreement shall be construed as an assignment by SuperGen to Abbott of any right, title or interest in or to the SuperGen name or logo or the SuperGen Trademarks, or an assignment by Abbott to SuperGen of any right, title or interest in or to the Abbott name or logo or the Abbott Trademarks; it being understood that all right, title and interest (including the goodwill associated therewith) in and to the SuperGen name and logo and the SuperGen Trademark(s) is expressly reserved by SuperGen, and all right, title and interest (including the goodwill associated therewith) in and to the Abbott name and logo and the Abbott Trademarks is expressly reserved by Abbott.

14.6     INJUNCTIVE RELIEF. Each Party acknowledges that a violation of this
Article 14 would cause irreparable harm to the other Party for which no adequate remedy at law exists, and each Party therefore agrees that, in addition to any other remedies available, and notwithstanding any other provision in this Agreement, the aggrieved Party shall be entitled to injunctive relief to enforce the terms of this Article 14. If either Party prevails in any such action, it shall be entitled to recover all costs and expenses, including reasonable attorney's and other professional fees and expenses incurred because of any legal action arising in relation to this
Article 14.

14.7 NOTIFICATION OF INFRINGEMENT AND ENFORCEMENT. Each Party shall notify the other Party of any infringement or misuse of SuperGen's Trademark(s) of which such Party becomes aware. SuperGen shall be solely responsible to prosecute any infringement of


                                                                              49
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                                              CONFIDENTIAL TREATMENT REQUESTED

the SuperGen Trademark(s). Any damage award or settlement, in excess of SuperGen's cost and expenses of enforcement, shall be shared equally between the Parties.

ARTICLE 15:  INDEMNIFICATION

15.1 INDEMNIFICATION BY SUPERGEN. Except as may be otherwise provided herein, SuperGen shall defend, indemnify and hold Abbott, all of its directors, officers and employees, and Abbott Sales Representatives (collectively the "Abbott Indemnitees") harmless from and against all Losses incurred in connection with any Third Party suits, claims or causes of action arising out of or resulting from:

         (a) SuperGen's breach of any representation, warranty, covenant, or obligation provided for in this Agreement;

         (b) an infringement claim arising from Abbott's use of the SuperGen name or logo or a SuperGen Trademark in connection with the promotion or sale of the Products, provided Abbott's use is in compliance with the terms of this Agreement;

         (c) the negligence, recklessness or willful misconduct of SuperGen and its directors, officers or employees or SuperGen Sales Representatives, including, but not limited to, product liability claims arising out of off-label promotions by SuperGen, its directors, officers, employees or SuperGen Sales Representatives; or

         (d) any patent infringement claim arising from the manufacture, importation, use or sale of the Product.

Provided, however, that SuperGen shall not be required to indemnify the Abbott Indemnitees to the extent that any Losses arise out of or result from: (A) the negligence, recklessness or willful misconduct of any of the Abbott Indemnitees, including, but not limited to, off-label promotion of the Product, (B) utilization of process technology for the manufacture of Product which has not been approved by SuperGen, (C) continued Promotion in a country after receipt of notice from SuperGen indicating that the sale or Promotion of such Product in such country should be terminated because such further sale or Promotion would constitute willful infringement of a valid and issued patent in such country and/or (D) any breach by Abbott of this Agreement. Abbott shall not be considered negligent for purposes of this Section 15.1 if such claim arises solely with respect to the content of the Promotional Materials, Product labeling or other materials provided to Abbott by SuperGen as long as Abbott has distributed or employed such Promotional Materials or other such materials as directed herein.

15.2 INDEMNIFICATION BY ABBOTT . Except as may be otherwise provided herein, Abbott shall defend, indemnify and hold SuperGen, its directors, officers and employees, and SuperGen Sales Representatives (collectively the "SuperGen Indemnitees") harmless from and against all Losses incurred in connection with any Third Party suits, claims or


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                                                CONFIDENTIAL TREATMENT REQUESTED

causes of action arising out of or resulting from:

         (a) Abbott's breach of any representation, warranty, covenant, or obligation provided for in this Agreement;

         (b) an infringement claim arising from SuperGen's use of the Abbott name or logo in connection with the promotion or sale of the Product, provided SuperGen's use is in compliance with the terms of this Agreement;

         (c) the negligence, recklessness or willful misconduct of Abbott, its directors, officers or employees or Abbott Sales Representatives, including, but not limited to, product liability claims arising out of off-label promotions by Abbott, its Affiliates, their directors, officers or employees, or Abbott Sales Representatives; or

         (d) any patent infringement claim arising from Abbott's or its Affiliates' or permitted sublicensee's (A) utilization of process technology for the manufacture of the Product which has not been approved by SuperGen or (B) continued Promotion in a country after receipt of notice from SuperGen indicating that the sale or Promotion of such Product in such country should be terminated because such further sale or Promotion would constitute willful infringement of a valid and issued patent in such country.

Provided, however, that Abbott shall not be required to indemnify the SuperGen Indemnitees to the extent that any Losses arise out of or result from: (A) the negligence, recklessness or willful misconduct of any SuperGen Indemnitee including, but not limited to, off-label promotion of the Product; and/or (B) any breach by SuperGen of this Agreement.

15.3 INDEMNIFICATION PROCEDURE. Any Abbott Indemnitee or SuperGen Indemnitee, as the case may be, shall notify SuperGen or Abbott (the "Indemnifying Party") promptly in writing of an indemnifiable claim or cause of action under Article
15.1 or 15.2 upon receiving notice or being informed of the existence thereof. The Indemnifying Party shall assume, at its cost and expense, the sole defense of such claim or cause of action through counsel selected by the Indemnifying Party and reasonably acceptable to the other Party. The Indemnifying Party shall maintain control of such defense, including any decision as to settlement; provided that:

         (a) the Indemnifying Party shall not enter into any binding settlement, consent to any judgment, or otherwise resolve any such claim or action pursuant to which the other Party would be obligated to take or refrain from taking any action (including but not limited to being enjoined from making, using, importing, selling or offering to sell the Product) or to make any payments or admissions, without the other Party's prior written consent; and

         (b) in the event that the Indemnifying Party does not diligently defend such


                                                                             51
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                                                CONFIDENTIAL TREATMENT REQUESTED

         claim or cause of action on a timely basis, then, without prejudice to any other rights and remedies available to the other Party under this Agreement, the other Party may take over such defense with counsel of its choosing at the Indemnifying Party's cost and expense. The other Party may, at its option and expense, participate in the Indemnifying Party's defense, and if the other Party so participates, the Parties shall cooperate with one another in such defense. The Indemnifying Party shall bear the total costs of any court award or settlement of such claim or cause of action and all other costs, fees and expenses related to the resolution thereof (including reasonable attorney's and other professional fees and expenses except for attorneys' fees for which the other Party is responsible in the event that the other Party participates in the Indemnifying Party's defense of such claim or cause of action). The indemnification obligations herein shall apply on a first dollar basis without limitation or reduction due to any deductible or self-insured retention which SuperGen or Abbott respectively may have under their respective insurance coverage.

15.4 PRODUCT LIABILITY. In the event of a product liability claim with respect to the Product which is not covered by the foregoing indemnity provisions in this Article 15, the Parties shall bear equally the amount of any awards or other losses and costs attributable directly thereto. Abbott shall maintain control of the defense of any such product liability claim with respect to the International Territory and SuperGen shall maintain control of the defense of any such product liability claim with respect to the U.S. Territory.

ARTICLE 16: TERM AND TERMINATION

16.1 TERM. The term of this Agreement shall commence on the Effective Date and, unless terminated sooner in accordance with this Article 16:

         (a) for the U.S. Territory, the term of this Agreement shall expire upon the earlier of (i) the date upon which a generic version of the Product is first sold in the U.S. Territory, or (ii) the date which is fifteen (15) years after the date of Regulatory Approval of the Product in the U.S. Territory, provided that the Parties may renew this Agreement for the U.S. Territory for (i) further successive one (1) year periods, or (ii) further successive periods of time during which any applicable marketing exclusivity precludes the effective approval by the FDA of any product containing the Compound, upon written agreement made no later than thirty (30) days prior to the end of the original term and any succeeding extensions thereof; and

         (b) for the International Territory, the term of this Agreement shall expire upon the later of (i) the date which is fifteen (15) years after the date of Regulatory Approval of the Product in the first country within the International Territory, and (ii) the date upon which the last Valid Claim expires or is found invalid or unenforceable by the final, unappealable or unappealed decision of a court or other entity of competent jurisdiction.


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

                                                CONFIDENTIAL TREATMENT REQUESTED

16.2 Upon expiration of this Agreement in the International Territory, Abbott shall have a fully-paid up, irrevocable license to use and sell the Product in the International Territory under the SuperGen Technology.

16.3 TERMINATION FOR MATERIAL BREACH. Either party may, in addition to any other remedies available to it by law or in equity, terminate this Agreement, upon sixty (60) days' written notice in the event that the other party breaches a material provision of this Agreement and fails to cure such breach within sixty (60) days of notice of the breach. The party giving notice of breach may withhold any payments otherwise due and owing to the breaching party, to be used as a setoff against any loss or damage arising from the breach, and such withholding shall not constitute breach of this Agreement. If the breaching party cures the breach within the sixty (60) day cure period and this Agreement is not terminated, then the withholding party shall promptly pay to the other party the withheld amount, less that portion of such amount which was applied as a setoff. Notwithstanding the foregoing provision, if Abbott gives notice of breach to SuperGen, Abbott may withhold other payments pursuant to this Article 16.3 but shall not be entitled to withhold payment for Finished Product actually ordered from and delivered and invoiced by SuperGen pursuant to Article 8 of this Agreement.


16.4     TERMINATION FOR NON-APPROVAL OR LACK OF COMMERCIAL VIABILITY.

         (a) Commencing one (1) year after the Effective Date, Abbott may terminate this Agreement at any time, on a Territory-by-Territory basis or in whole, upon thirty (30) days written notice to SuperGen that (i) the Product has not obtained Regulatory Approval in the U.S. Territory and/ or in one or more of the Major European Countries (as the case may be), or (ii) Abbott, in the exercise of its reasonable commercial judgment, has determined that the Product and/ or the material terms and conditions of this Agreement are not commercially viable.

         (b) Commencing on the Effective Date, Abbott may terminate this Agreement at any time, on a Territory-by-Territory basis or in whole, upon thirty (30) days written notice to SuperGen in the event that the milestones defined in Article 5.1(c)(i) above are not met by June 30, 2000.

16.5 BANKRUPTCY OR INSOLVENCY. Either Party may, in addition to any other remedies available to it by law or in equity, terminate this Agreement, upon thirty (30) days' written notice to the other Party in the event the other Party shall have become insolvent or bankrupt, or shall have made an assignment for the benefit of its creditors, or there shall have been appointed a trustee or receiver of the other Party or for all or a substantial Party of its property, or any case or proceeding shall have been commenced or other action taken by or against the other Party in bankruptcy or seeking reorganization, liquidation, dissolution, winding-up, arrangement, composition or readjustment of its debts or any relief under any bankruptcy, insolvency, reorganization or other similar act or law of any

                                                CONFIDENTIAL TREATMENT REQUESTED

         jurisdiction now or hereinafter in effect (an "Insolvency Event"). However, in the event that SuperGen experiences an Insolvency Event and any trustee acting on behalf of SuperGen or its debtors rejects this Agreement, Abbott shall have the right to elect to retain its rights under this Agreement upon written notification to said trustee of its intentions to do so. All rights and licenses granted hereunder are for all purposes of this Agreement licenses of rights to intellectual property and may not be terminated upon an Insolvency Event without the express agreement of the Party that is not insolvent. Notwithstanding anything to the contrary in this Agreement, in the event that SuperGen experiences an Insolvency Event and Abbott does not elect to terminate this Agreement, then Abbott shall automatically have the right to make, in its sole discretion, any decisions relating to the clinical development of the Product, regulatory strategies and tactics for the Product, and the marketing, promotion and sale of the Product which decisions were heretofore to be made either jointly by the Parties or solely by SuperGen under this Agreement.

16.6 SERIOUS EVENTS. Should there occur serious and unexpected events which, from a reasonable pharmaceutical company's point of view, would make it impossible or impracticable to pursue the commercialization of the Product, including but not limited to (i) a serious adverse event associated with the Compound and/ or the Product or (ii) infringement of any Third Party intellectual property rights by the manufacture, importation, use or sale of the Product, either Party may terminate this Agreement upon thirty (30) days' written notice.

16.7 CHANGE OF CONTROL OR OWNERSHIP. Either Party may terminate this Agreement upon thirty (30) days' written notice if the ownership or control of at least fifty percent (50%) of the assets or voting securities of the other Party are transferred and, in the non-changing Party's reasonable judgement, the other Party's new owner or controlling entity is a competitor of the non-changing Party in the field of oncology. In addition to this right, if fifty per cent (50%) or more of SuperGen's assets or if the ownership of the controlling interest in SuperGen becomes subject to the control of persons not presently owners of SuperGen, then within thirty (30) days of receipt of notice to Abbott from SuperGen of such a change in control, Abbott may request from such controlling persons a written affirmation that the same level of time, money, personnel and other resources devoted by SuperGen to meet its obligations under the terms and conditions of this Agreement prior to the change of control will be available to SuperGen to meet its obligations under the terms and conditions of this Agreement after the change of control. If the controlling persons do not provide such written affirmation to Abbott within thirty (30) days after the date of Abbott's request, then Clause 20.3 of this Agreement shall automatically be amended to provide that a dispute between the Parties that cannot be resolved by reference to the appropriate Divisional Presidents of Abbott and the President of SuperGen, will be resolved in Abbott's favor.

16.8 EFFECT OF TERMINATION.

                                                CONFIDENTIAL TREATMENT REQUESTED

         (a) Any termination with respect to a particular Territory shall only result in the termination of rights and obligations hereunder as they relate to that Territory.

         (b) Expiration or termination of this Agreement (on a Territory-by-Territory basis or as a whole) shall not release any Party from liability accrued under this Agreement prior to such expiration or termination, nor preclude either Party from pursuing any rights or remedies accrued prior to such expiration or termination or accrued at law or in equity with respect to any breach of this Agreement.

         (c) Termination of this Agreement (on a Territory-by-Territory basis or as a whole) in good faith by any Party shall not in itself constitute any basis for claims for compensation, damages (direct, indirect or consequential) or any other remedy in law or at equity by the other Party, including but not limited to any claim for lost sales, profits, goodwill or business opportunity or any claim on account of expenditures, investments or commitments made in connection with the Product or the Agreement.

         (d) If this Agreement is terminated under this Article 16, the terminating Party shall have the right to terminate each or any of (i) the U.S. Distribution Agreement; (ii) the Stock Purchase Agreement, to the extent that there are any continuing obligations thereunder; and
         (iii) the Stockholder Rights Agreement (provided that the provisions contained in sections 3 and 5 thereof shall survive such termination) upon thirty (30) days written notice, in its sole discretion and in addition to any other rights and remedies which may be available at law or in equity or under the terms of the SuperGen-Abbott Agreements set forth above.

16.9 PHASE-OUT PERIOD. Within thirty (30) days of the expiration or termination of this Agreement under this Article 16 (on a Territory-by-Territory basis or as a whole), Abbott shall use its reasonable efforts to provide SuperGen with a complete inventory of the Product in Abbott's possession or control. Upon expiration or termination of this Agreement under this Article 16 (on a Territory-by-Territory basis or as a whole), Abbott may continue to distribute the Product for a period of nine (9) months (the "Phase Out Period"), unless such period is terminated earlier in writing by SuperGen, provided that this
Article 16.9 shall not lessen or restrict in any way the rights of Abbott in the International Territory pursuant to Article 16.2. During such Phase-Out Period, Abbott may continue to fill all outstanding orders for the Product and Abbott shall refer any new orders for the Product to SuperGen. During the Phase-Out Period, Abbott shall not be required to perform any Details for the Product and Abbott shall receive its share of the U.S. Product Profits, unless Abbott was terminated hereunder for its material breach of this Agreement. Abbott shall promptly return all Promotional Materials and Sample Packs for the terminated Product to SuperGen and shall delete the Product from its catalogues and price lists as soon as reasonably practical. In the event of any problems relating to the Product or customer relations issue during the Phase-Out Period, Abbott shall cooperate fully with SuperGen to ensure customer satisfaction and compliance with all applicable laws and regulations.

                                               CONFIDENTIAL TREATMENT REQUESTED

  16.10 POST-TERMINATION ORDERS. After expiration or termination of this Agreement (on a Territory-by-Territory basis or as a whole) the placement of any order for Product by Abbott to SuperGen, and the acceptance of any order from, or sale of any Product to Abbott by SuperGen, shall not be construed as a renewal or extension of this Agreement nor as a waiver or reversal of termination of this Agreement.

  16.11 SURVIVAL. Other than obligations which have accrued and are outstanding as of the date of any expiration or termination of this Agreement (on a Territory-by-Territory basis or as a whole), all rights granted and obligations undertaken by the Parties hereunder shall terminate immediately upon the termination or expiration of this Agreement, subject to Article 16.2 above and except for the following which shall survive according to their terms:

         (a) The limitations on liability of Article 12;

         (b) The confidentiality and nondisclosure obligations of Article 13;

         (c) The indemnification obligations of Article 15 with respect to events occurring prior to termination or expiration of the Agreement;

         (d) The insurance obligations of Article 18; and

         (e) The provisions of Sections 4.2(f) (as well as Section 4.3 as its relates to Section 4.2(f) with respect to the International Territory), 7.5, 7.8, 16.4 through 16.8, 20.12, 20.3 and Section 20.11.

16.12 NONEXCLUSIVE RIGHTS AND REMEDIES. Except as otherwise set forth in this Agreement, all rights and remedies of the Parties provided under this Agreement are not exclusive and are in addition to any other rights and remedies provided by law or under this Agreement.

16.13 CONDITIONS TO EFFECTIVENESS. The Effective Date shall be the date on which the following conditions have been satisfied, as confirmed by both Parties in writing:

         (a) No order, statute, rule, regulation, executive order, injunction, stay, decree or restraining order shall have been enacted, entered, promulgated or enforced by any court of competent jurisdiction or governmental or regulatory authority that prohibits the execution, delivery or performance of any of the SuperGen-Abbott Agreements, and no proceeding by any governmental or regulatory authority or instrumentality shall be pending or threatened, which seeks to prohibit or declare illegal the execution, delivery or performance of any of the SuperGen-Abbott Agreements;

         (b) The "First Tranche Closing" as such term is defined in the Stock Purchase Agreement shall have occurred or shall be occurring simultaneously;

                                               CONFIDENTIAL TREATMENT REQUESTED

         (c) All corporate and other proceedings taken or to be taken in conjunction with the transactions contemplated in the SuperGen-Abbott Agreements, and all documents incident thereto, shall be reasonably satisfactory in form and substance to Abbott and to SuperGen, respectively;

         (d) SuperGen shall have obtained the consents and/ or approvals identified in Article 11.2 and Abbott shall have received from SuperGen a copy of the executed consents and/ or approvals identified in Article
         11.2 and a certificate signed by an appropriate officer of SuperGen as to SuperGen's compliance with the conditions set forth in this Section 16.9.

         (e) The representations and warranties of SuperGen contained herein and in the other SuperGen-Abbott Agreements shall be true and correct at and as of the Effective Date as though restated on and as of the Effective Date;

         (f) SuperGen shall have received from Abbott a certificate signed by an appropriate officer as to Abbott's compliance with this Section 16.13; and

         (g) Each of the Parties shall have approved the * Plan in writing.

16.14 NON-FULFILLMENT OF CONDITIONS. The non-fulfillment of any of the conditions described in Article16.14 above (whether or not the Effective Date occurs) shall not result in any liability to any Party unless such non-fulfillment is a result of a breach of this Agreement or any of the other SuperGen-Abbott Agreements by such Party.

ARTICLE 17: TRANSFER OF TECHNOLOGY

17.1 TRANSFER BY SUPERGEN. Within thirty (30) days following the Effective Date and as far as it has not previously done so, SuperGen shall supply Abbott with all SuperGen Technology necessary for the manufacture, use and sale of the Product in SuperGen's possession or control (including but not limited to technical information reasonably required by Abbott for regulatory, marketing and sales purposes under this Agreement). With respect to any SuperGen Technology subsequently developed or obtained by SuperGen during the term of this Agreement, such disclosure will be made to Abbott at least on a monthly basis or sooner, if practicable.

17.2 TECHNICAL ASSISTANCE. Solely for the purpose of enabling Abbott to exercise its rights pursuant to Article 8.5 above, SuperGen shall, upon request by Abbott, provide Abbott with reasonable cooperation and assistance, consistent with the other provisions hereof, in connection with the transfer of SuperGen Technology. Such assistance may include, but is not limited to, development of the formulations of the Product; procurement of supplies and raw materials; initial development and production batch manufacturing runs; process, specification and analytical methodology design and improvement; and, in general, such other reasonable assistance as may contribute to the efficient application by Abbott of the Product Technology. In this regard, SuperGen agrees to make appropriate employees of SuperGen reasonably available to assist Abbott,

                                               CONFIDENTIAL TREATMENT REQUESTED

and SuperGen agrees to provide reasonable numbers of appropriate Abbott personnel with access during normal business hours to the appropriate personnel and operations of SuperGen for such periods of time as may be reasonable in order to familiarize Abbott personnel with the SuperGen Technology as applied by SuperGen. At Abbott's reasonable request, such assistance shall be furnished at Abbott's or its subcontractors' or permitted sublicensees' facilities in the Territories, subject to a mutually agreed upon schedule. Such technical assistance shall include but not be limited to the following:

         (a) SuperGen shall: (A) provide Abbott with a written right of reference to any and all Drug Master File(s) or counterparts thereof in any countries of the Territories ("DMF") relating to the manufacture of the Compounds existing during the term of this Agreement; and (B) reasonably cooperate with Abbott in obtaining access to and letters of authorization to refer to the DMF's of SuperGen's subcontractors or Third Party manufacturer(s) which are, or will be, supplying any Compound or Product; and

         (b) Within forty five (45) days after the Effective Date, SuperGen shall provide Abbott with copies of all documentation in SuperGen's possession or control, including all correspondence between SuperGen and its subcontractors and/ or Third Party manufacturer(s), regarding the manufacture of the Compound and the Product which would be necessary or useful to assist Abbott in the commercial production of the Compound or Product.

         (c) During the period prior to the fifth anniversary of the Effective Date; (i) SuperGen shall provide up to twenty (20) man-days of such technical assistance during each year of such period at SuperGen's sole expense and (ii) subsequent to such twenty (20) man-days of technical assistance, SuperGen shall provide such additional technical assistance as may be reasonably requested by Abbott; provided, that all reasonable out-of-pocket travel costs and expenses incurred by SuperGen in rendering technical assistance pursuant to this Article 17.2(b) in excess of such twenty (20) man-days per year shall be reimbursed to SuperGen by Abbott. Technical assistance furnished pursuant to this
         Article 17.2(b) shall continue only until the fifth anniversary of the Effective Date of this Agreement.

17.3 LANGUAGE OF DISCLOSURES. All disclosure pursuant to this Agreement will be in English.

ARTICLE 18: INSURANCE

Beginning on the Effective Date and until the date which is one day prior to the date of initial Launch, SuperGen shall maintain product liability insurance with an A.M. Best Company rating of at least A+ with a minimum annual amount of: (a) Five Million Dollars ($5,000,000) per occurrence; and (b) Ten Million Dollars ($10,000,000) in the aggregate. Beginning on the date of initial Launch and for a period of five (5) years after termination of this Agreement, SuperGen shall maintain product liability insurance with an A.M. Best Company rating of at least A+, with minimum annual amounts per

                                               CONFIDENTIAL TREATMENT REQUESTED

occurrence and in the aggregate which are adequate to Abbott's reasonable satisfaction. Upon Abbott's request, SuperGen shall deliver to Abbott a certificate of insurance evidencing such insurance and stating that the policy will not be canceled or modified without at least thirty (30) days prior written notice to Abbott. Abbott shall be named as an additional insured party under any such insurance policies.

ARTICLE 19: FORCE MAJEURE

If any circumstance beyond the reasonable control of either Party occurs which delays or renders impossible the performance of certain of that Party's obligations under this Agreement on the dates herein provided ("Force Majeure"), such obligations shall be postponed for such time as such performance necessarily has had to be suspended or delayed on account thereof, provided such Party shall notify the other Party in writing as soon as practicable, but in no event more than ten (10) business days after the occurrence of such event of Force Majeure, which notice shall reasonably attempt to identify such obligations under this Agreement and the extent to which performance thereof will be affected. In such event, the Parties shall meet promptly to determine an equitable solution to the effects of any such event, provided that such Party who fails because of an event of Force Majeure to perform its obligations hereunder shall upon the cessation of the Force Majeure event take all reasonable steps within its power to resume with the least possible delay compliance with its obligations. Events of Force Majeure shall include, without limitation, war, revolution, invasion. insurrection, riots, mob violence. sabotage or other civil disorders, acts of God, limitations imposed by exchange control regulations or foreign investment regulations or similar regulations, laws, regulations or rules of any government or governmental agency, any inordinate and unanticipated delays in the regulatory review or governmental approval process that are within the sole control of such government or governmental agency, any delay or failure in manufacture, production or supply by Third Parties of any goods or services, any withdrawal or recall of a Product at the direction of any governmental authority and any failure of a computer system.

ARTICLE 20: MISCELLANEOUS

20.1 RELATIONSHIP OF THE PARTIES. Each of the Parties shall be furnishing its services hereunder as an independent contractor, and nothing herein shall create any association, partnership or joint venture between the Parties or any employer-employee or agency relationship. No agent, employee or servant of either Party shall be or shall be deemed to be the employee, agent or servant of the other Party, and each Party shall be solely and entirely responsible for its acts and the acts of its employees.

20.2 RELATIONSHIP WITH AFFILIATES. Unless the context otherwise indicates or as set forth in this Article 20.2, (i) any reference to a Party herein shall include the Affiliates of such Party , with the following exceptions:
(A) the appointment of exclusive distributorship pursuant to Article 2.1; (B) the grant of right to co-promote the Product pursuant to Article 2.2; (C) the grant of license to sell the Product pursuant to Article 2.5; (D) the grant of right with respect to additional products pursuant to Article 2.6; (E) the right of

                                               CONFIDENTIAL TREATMENT REQUESTED

first refusal to acquire SuperGen pursuant to Article 2.7; and (F) the right with respect to patent prosecution and infringement pursuant to Article 9; and (ii) each Party may utilize the services of its Affiliates to perform services, activities and/or obligations permitted or required under this Agreement to the same extent as if such Affiliate were a Party to this Agreement; provided that any such services, activities or obligations under this Agreement permitted or required to be performed by such Party relating to the U.S. Territory will be performed only by such Party or a wholly-owned U.S. subsidiary of such Party. Any Affiliates so utilized shall be subject to all the terms and conditions applicable to such Party under this Agreement, including but not limited to provisions establishing standards for performance. With respect to the International Territory, Abbott may use its Affiliates as set forth in this Section 20.2; provided that Abbott shall make all payments required and provide all reports required under this Agreement. The use of any Affiliates as set forth in this Section 20.2 shall in no way relieve the applicable Party of any of its obligations or liabilities hereunder and each Party shall be liable for the actions of its Affiliates under this Agreement and the indemnification provisions of Article 15 shall apply with respect to all actions of a Party's Affiliates under this Agreement.

20.3 DISPUTE RESOLUTION. The Parties agree that any dispute that arises in connection with this Agreement shall first be presented to the respective presidents of SuperGen and Abbott Laboratories Hospital Products Division and Abbott Laboratories International Division, or their designees, for resolution. If no resolution is reached, then such dispute shall be resolved by binding Alternative Dispute Resolution ("ADR") in the manner described in
Exhibit 20.3.

20.4 COUNTERPARTS. The Agreement may be executed simultaneously in any number of counterparts and may be executed by facsimile. All counterparts shall collectively constitute one and the same Agreement.

20.5 NOTICES. In any case where any notice or other communication is required or permitted to be given hereunder, such notice or communication shall be in writing, and sent by overnight express, facsimile or registered or certified mail (with return receipt requested) and shall be sent to the following address (or such other address as either Party may designate from time to time in writing):

If to SuperGen:            SuperGen, Inc.
                           Two Annabel Lane, Suite 220
                           San Ramon, CA  94583
                           Telefax: (925) 327-7347
                           Attention:      Dr. Joe Rubinfeld
                                           Chief Executive Officer and President

                           Copy to: Wilson Sonsini Goodrich & Rosati
                                           650 Page Mill Road
                                           Palo Alto, CA  94304-1050

If to Abbott:     Abbott Laboratories
                  200 Abbott Park Road
                  Abbott Park, IL 60064
                  Telefax: (847) 937-2927 / (847) 935-3260
                  Attention:        Senior Vice President, Hospital Products
                                    Division, and Senior Vice President,
                                    International Operations

                  Copy to: General Counsel
                                    Abbott Laboratories
                                    Dept. 364; Bldg. AP6D
                                    100 Abbott Park Road
                                    Abbott Park, IL 60064
                                    Telefax:(847) 938-6277

20.6 BINDING EFFECT; ASSIGNMENT. This Agreement may not be assigned, in whole or in part, by either Party without the prior written consent of the other Party, and any attempted assignment without such consent shall be null and void; provided that no prior written consent shall be required in the event that a Third Party acquires substantially all of the assets or outstanding shares of, or merges with, the assigning Party, but only so long as (i) such Third Party agrees to be bound by all of the assigning Party's responsibilities and obligations hereunder and (ii) the other Party has determined, in the exercise of its reasonable commercial judgment, that the interests of such Third Party are not in conflict with the interests of such other Party with respect to the Product. No assignment of this Agreement or of any rights hereunder shall relieve the assigning Party of any of its obligations or liability hereunder. This Agreement shall inure to the benefit of and be binding upon each of the Parties hereto and their respective successors and permitted assigns.

20.7 ENTIRE AGREEMENT. The terms and conditions contained herein and in the other SuperGen-Abbott Agreements constitute the entire agreement between the Parties relating to the subject matter of hereof and thereof and shall supersede all previous communications and/ or agreements between the Parties with respect to the subject matter hereof and thereof, respectively. Neither Party has entered into this Agreement in reliance upon any representation, warranty, covenant or undertaking of the other Party that is not set out or referred to in this Agreement.

20.8 AMENDMENT. The Agreement may be varied, amended or extended only by the written agreement of the Parties through their duly authorized officers or representatives, specifically referring to this Agreement.

20.9 SEVERABILITY. In case any one or more of the provisions contained herein shall, for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, but this Agreement shall be construed as if such invalid, illegal or unenforceable provision or provisions had never been contained herein unless the deletion of such provision or provisions would result in such a material change as to cause completion of the transactions contemplated herein to be impossible and provided that the performance required by this Agreement with such clause deleted remains substantially consistent with the intent of the Parties.

20.10 COMPANY EMPLOYEES. Each Party shall not directly or indirectly solicit for employment, any employee of the other Party who has been directly involved in the performance of this Agreement during the term of this Agreement and for one year after the earlier of the termination or expiration of this Agreement or the termination of such individual's employment with the other Party. It shall not be a violation of this provision if any employee responds to a Party's general advertisement of an open position.

20.11 PUBLICITY. Except as otherwise provided herein, each Party shall maintain the confidentiality of all provisions of this Agreement and this Agreement itself and, without the prior written consent of both Parties, neither Party shall make any press release or other public announcement of or otherwise disclose to any Third Party this Agreement or any of its provisions or anything relating to the Compound, the Product or the Finished Product, except for: (i) for disclosure to those of its directors, officers, employees, accountants, attorneys, advisers and agents whose duties reasonably require them to have access to the Agreement, provided that such directors, officers, employees, accountants, attorneys, advisers, and agents are required to maintain the confidentiality of the Agreement to the same extent as if they were Parties hereto, (ii) such disclosures as may be required by applicable laws and regulations, in which case the disclosing Party shall provide the nondisclosing Party with at least five (5) business days prior written notice of such disclosure so that the nondisclosing Party shall have the opportunity if it so desires to seek a protective order or other appropriate remedy and, in connection with any such required disclosure, the disclosing Party shall use reasonable efforts to obtain confidential treatment for such disclosure and/ or to prevent or modify such disclosure as may be requested by the nondisclosing Party (to the extent permitted by applicable law and regulation); and (iii) such disclosure as contained in the joint press release which is attached to this Agreement as Exhibit 20.11.

20.12 APPLICABLE LAW. The Agreement shall be governed by the laws of the State of Illinois applicable to contracts made and to be performed entirely within such jurisdiction and without giving effect to its choice or conflict of laws rules or principles. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing Party shall be entitled to reasonable attorneys' fees, costs and necessary disbursements, in addition to any other relief to which the Party may be entitled.

20.13 MILLENNIAL COMPLIANCE. Each Party hereby covenants and agrees that it will use its reasonable efforts to ensure that there will be no failure or erroneous receipt, storage, processing or production of data as a consequence of the inability to receive, store, process or output date information regardless of the date(s) utilized (including, without limitation, relating to the change of century) in any and all computer software, computer hardware, automation systems or other devices owned, licensed or otherwise used by such Party, its permitted sublicensees or suppliers that would result in the inability of such Party to either (i) comply with its obligations hereunder with respect to any Confidential Information or any other data or information of other Party, or
(ii) successfully perform its obligations hereunder. At either Party's request, the other Party agrees to disclose in reasonable detail its millennial compliance plan and procedures, including but not limited to the applicable testing results concerning its hardware and software systems.

20.14 HEADINGS. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect the meaning or interpretation of this Agreement.

20.15    INTERPRETATION.

         (a) Wherever any provision of this Agreement uses the term "including" (or "includes"), such term shall be deemed to mean "including without limitation" and "including but not limited to" (or "includes without limitation" and "includes but is not limited to") regardless of whether the words "without limitation" or "but not limited to" actually follow the term "including" (or "includes").

         (b) Wherever any provision of this Agreement provides that a Party's consent shall not be unreasonably withheld, such provision shall be deemed to provide that such consent shall in addition not be unreasonably delayed.

         (c) The recitals set forth at the start of this Agreement, along with the Exhibits to this Agreement, and the terms and conditions incorporated in such recitals and Exhibits shall be deemed integral parts of this Agreement and all references in this Agreement to this Agreement shall encompass such recitals and Exhibits and the terms and conditions incorporated in such recitals and Exhibits.

         (d) In the event of any conflict between the terms and conditions of this Agreement and any terms and conditions that may be set forth on any order, invoice, verbal agreement or otherwise, the terms and conditions of this Agreement shall govern.

         (e) Unless otherwise explicitly stated, in the event of any conflict between the terms of this Agreement and the terms and conditions of any of the Exhibits hereto, the terms of this Agreement shall prevail.

         (f) The Agreement shall be construed as if both Parties drafted it jointly, and shall not be construed against either Party as principal drafter.

         (g) Unless otherwise provided, all references to Sections, Articles and Exhibits this Agreement are to Sections, Articles and Exhibits of and to this Agreement.

20.16 NO WAIVER OF RIGHTS. No failure or delay on the part of either Party in the exercise of any power or right hereunder shall operate as a waiver thereof. No single or partial exercise of any right or power hereunder shall operate as a waiver of such right or of any other right or power. The waiver by either Party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any other or subsequent breach hereunder.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their duly authorized officers as of the date first written above.

SUPERGEN, INC.                          ABBOTT LABORATORIES

By: /s/ Dr. Joseph Rubinfeld            By: /s/ Richard A. Gonzalez


Name:   Dr. Joseph Rubinfeld            Name:   Richard A. Gonzalez

Title:  Pres.--CEO                      Title:  President, HPD



                                        By: /s/ William G. Dempsey


                                        Name:   William G. Dempsey

                                        Title:  President, Abbott International

                                                                     EXHIBIT 1.8

                               EXPENSE DEFINITIONS


ITEMS TO BE SUBTRACTED FROM GROSS SALES - BASED ON ACTUAL COSTS

Bad Debt Expense                    Cost of write offs for bad debt

Management Fees                     GPO management fees and performance rebates

Cash Discounts                      Cash discounts taken for early payment

Medicare / Medicaid Rebates


                =================================================


ABBOTT COST OF GOODS             Transfer Price from SuperGen
                                 Fixed Annual & Reconciled at Year-End

ABBOTT DISTRIBUTION COST         Costs associated with warehousing, shipping,
                                 billing, collections, etc.
                                 Fixed % of Net Sales

SUPERGEN COST OF GOODS           Actual Per Unit Standard Cost
                                 Established annually

SUPERGEN THIRD PARTY ROYALTIES   Royalties owed to Stehlin based
                                 upon contractual obligations
                                 Fixed %



U.S. - SG&A

VARIABLE SALES FORCE EXPENSE:       Base expense shall be set at $175,000 /
representative adjusted annually with an annual cost of living index using the Consumer Price Index (CPI). Such expense may be reviewed and adjusted as necessary by the U.S. Marketing Board. This expense includes the following items:
         - payroll
         - fringe benefits, including FICA, FUI, SUI, Medical, Dental, Life, ADD, EDP, Workers Compensation, OPEB (Healthcare for Retirees), Stock Retirement/ 401(k), Annuity Retirement/ Investment Fees (Pension), and Profit Sharing
         - travel and entertainment expenses

                                                CONFIDENTIAL TREATMENT REQUESTED

     -  office supplies, car phone, postage and printing
     -  fleet car expense
     -  incentives
     -  all-star recognition awards and trips
     -  PC lease/ depreciation

ITEMS ESTABLISHED BY MARKETING BOARD.  BUDGETED ANNUALLY AND RECONCILED QUARTERLY.

Product Samples                        Production and shipping cost of samples

Discretionary Funds                    Funds allocated to sales reps to use to promote products

Continuing Education                   Cost to provide development programs for representatives

Grants / Contributions                 Funds given to institutions or third parties to support product research and foster general company goodwill, including
                                       scientific/ marketing studies (other than any clinical studies provided for in Articles 3 and 4 of this Agreement)

Reminder Items / Giveaways             Tangible goods to be distributed by reps to customers, excludes literature and reprints

Sales Aids                             Printed reference materials for reps.  Usually a multi-page booklet highlighting a product's key attributes

MD/Pharmacist Kits                     Brochures, pamphlets, and other information distributed to clinicians, excluding reprints

Product Training                       Sales rep training cost including: materials and the meeting itself

Speaker Program                        Cost of staging speaker programs including: speaker cost, attendee travel / meal costs

Convention - Exhibiting                Cost of exhibiting at major conventions, including booth displays

Convention - Symposia                  Costs of satellite symposia / meetings conducted at a major convention

Faculty / Advisory Board               Costs of meetings to cultivate / influence opinion leaders


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                                                CONFIDENTIAL TREATMENT REQUESTED


Fellowships - Tutorials                All costs to support doctors/third Party participation in fellowships, tutorials, and preceptorships

Journal Ads                            Cost to run journal ads

Ad Agency Fees                         Services provided by an ad agency

Market Research/Statistics             Costs of primary market research

Indigent Care Program                  Operations costs, mgmt and drug to support uninsured and low income for a limited duration

Direct Mail                            Mailings (including postage, and database expenses) to clinicians

Reprints/Publication Planning          Costs of reprinting journal articles and cost of planning / preparing journal articles & abstracts

Direct to Consumer Advertising         Costs to run electronic print, television or radio advertising intended to reach the public

Web Site                               Costs to establish and maintain a web site with the appropriate information regarding the product(s)

Telepoint Program                      Costs to associated with making clinical presentations via telepoint

Community Advocacy                     Cost of programs to establish and maintain relationships with relevant community groups

Patient Education                      Cost of materials to educate patients on disease and treatment


                                                                              67

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                                                CONFIDENTIAL TREATMENT REQUESTED


                                                                    Exhibit 1.23

                      Rubitecan (RFS-2000) Patent Portfolio

To the best of SuperGen's knowledge the patents and patent applications listed below relate to Rubitecan as of November 4, 1999

*

                                                                              68

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                                                CONFIDENTIAL TREATMENT REQUESTED


                                                                    Exhibit 1.39
                                 Specifications

                                        *




                                                                              69

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                                                CONFIDENTIAL TREATMENT REQUESTED


                                                                     EXHIBIT 3.1

                              Clinical Development

PANCREATIC CANCER:  Three (3) randomized Phase III clinical trials:

X Study RFS2000-02: Rubitecan versus Gemcitabine as first line therapy in chemonaive patients. Primary efficacy endpoint is survival time; * (n = 964).

X Study RFS2000-06: Rubitecan as second line therapy versus 5FU following unsuccessful treatment with Gemcitabine. Primary efficacy endpoint is survival time; * (n = 400).

X Study RFS2000-09: Rubitecan as second line therapy versus most appropriate chemotherapy in refractory patients. Primary efficacy endpoint is survival time; * (n = 400).

MYELODYSPLASTIC SYNDROME - Phase II clinical trial (n  = 125)

PILOT / ADDITIONAL PHASE II STUDIES:

1) Which will be agreed upon by the Clinical Development Committee.
2) *
3) The studies may include, but no be limited to:

*

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                                                CONFIDENTIAL TREATMENT REQUESTED



                                                                 EXHIBIT 4.4 (e)



                                Development Plan

The development plan may include, but not be limited to, the detailed plans for completion of the following:

-        Strategy and plan for U.S. and EMEA Regulatory Approval for the Product

-        2000 R&D Budget

-        *

-        *

-        *

-        *

-        CMC work to complete an acceptable file for the regulatory authorities.

-        Finalize commercial manufacturer.

- Approved production and validation of qualification batches representative of commercial manufacture of Rubitecan.

- Safety testing and stability studies generated from the qualification batches representative of commercial manufacture.

-        Final Product Specifications.

-        Process validation.

-        Rubitecan trial analysis and reporting, trial references *.

-        Validation of all test methods for bulk and final product.






                                                                     EXHIBIT 5.1


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                                                CONFIDENTIAL TREATMENT REQUESTED







                        Sales Milestone Payments Example


      For illustration purposes, one time sales milestone payments shall be paid for the calendar year in which the worldwide aggregate annual Product Sales achieve the designated milestone levels as shown within Section 5.1 (l - p) as below:

     *



                                                                              72
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                                                CONFIDENTIAL TREATMENT REQUESTED


                                                                     EXHIBIT 6.7


                           U.S. PROFIT SHARING EXAMPLE

*


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                                                CONFIDENTIAL TREATMENT REQUESTED


                                                                    EXHIBIT 20.3

                         ALTERNATIVE DISPUTE RESOLUTION


                  The parties recognize that bona fide disputes as to certain matters may arise from time to time during the term of this Agreement which relate to either Party's rights and/or obligations. To have such a dispute resolved by this Alternative Dispute Resolution ("ADR") provision, a Party first must send written notice of the dispute to the other Party for attempted resolution by good faith negotiations between their respective presidents (or their designees) of the affected subsidiaries, divisions, or business units within twenty-eight (28) days after such notice is received (all references to "days" in this ADR provision are to calendar days).

                  If the matter has not been resolved within twenty-eight (28) days of the notice of dispute, or if the parties fail to meet within such twenty-eight (28) days, either Party may initiate an ADR proceeding as provided herein. The parties shall have the right to be represented by counsel in such a proceeding.

                  1. To begin an ADR proceeding, a Party shall provide written notice to the other Party of the issues to be resolved by ADR. Within fourteen (14) days after its receipt of such notice, the other Party may, by written notice to the Party initiating the ADR, add additional issues to be resolved within the same ADR.

                  2. Within twenty-one (21) days following receipt of the original ADR notice, the parties shall select a mutually acceptable neutral to preside in the resolution of any disputes in this ADR proceeding. If the parties are unable to agree on a mutually acceptable neutral within such period, either Party may request the President of the CPR Institute for Dispute Resolution ("CPR"), 366 Madison Avenue, 14th Floor, New York, New York 10017, to select a neutral pursuant to the following procedures:

                           (a) The CPR shall submit to the parties a list of not
                  less than five (5) candidates within fourteen (14) days after receipt of the request, along with a CURRICULUM VITAE for each candidate. No candidate shall be an employee, director, or shareholder of either Party or any of their subsidiaries or affiliates.

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                                                CONFIDENTIAL TREATMENT REQUESTED


                           (b) Such list shall include a statement of disclosure
                  by each candidate of any circumstances likely to affect his or her impartiality.

                           (c) Each Party shall number the candidates in order
                  of preference (with the number one (1) signifying the greatest preference) and shall deliver the list to the CPR within seven
                  (7) days following receipt of the list of candidates. If a Party believes a conflict of interest exists regarding any of the candidates, that Party shall provide a written explanation of the conflict to the CPR along with its list showing its order of preference for the candidates. Any Party failing to return a list of preferences on time shall be deemed to have no order of preference.

                           (d) If the parties collectively have identified fewer
                  than three (3) candidates deemed to have conflicts, the CPR immediately shall designate as the neutral the candidate for whom the parties collectively have indicated the greatest preference. If a tie should result between two candidates, the CPR may designate either candidate. If the parties collectively have identified three (3) or more candidates deemed to have conflicts, the CPR shall review the explanations regarding conflicts and, in its sole discretion, may either (i) immediately designate as the neutral the candidate for whom the parties collectively have indicated the greatest preference, or (ii) issue a new list of not less than five (5) candidates, in which case the procedures set forth in subparagraphs 2(a) - 2(d) shall be repeated.

                  3. No earlier than twenty-eight (28) days or later than fifty-six (56) days after selection, the neutral shall hold a hearing to resolve each of the issues identified by the parties. The ADR proceeding shall take place at a location agreed upon by the parties. If the parties cannot agree, the neutral shall designate a location other than the principal place of business of either Party or any of their subsidiaries or affiliates.

                  4. At least seven (7) days prior to the hearing, each Party shall submit the following to the other Party and the neutral:

                           (a) a copy of all exhibits on which such Party
                  intends to rely in any oral or written presentation to the neutral;

                           (b) a list of any witnesses such Party intends to
                  call at the hearing, and a short summary of the anticipated testimony of each witness;

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                                               CONFIDENTIAL TREATMENT REQUESTED

                           (c) a proposed ruling on each issue to be resolved,
                  together with a request for a specific damage award or other remedy for each issue. The proposed rulings and remedies shall not contain any recitation of the facts or any legal arguments and shall not exceed one (1) page per issue.

                           (d) a brief in support of such Party's proposed
                  rulings and remedies, provided that the brief shall not exceed twenty (20) pages. This page limitation shall apply regardless of the number of issues raised in the ADR proceeding.

                  Except as expressly set forth in subparagraphs 4(a) - 4(d), no discovery shall be required or permitted by any means, including depositions, interrogatories, requests for admissions, or production of documents.

                  5. The hearing shall be conducted on two (2) consecutive days and shall be governed by the following rules:

                           (a) Each Party shall be entitled to five (5) hours of
                  hearing time to present its case. The neutral shall determine whether each Party has had the five (5) hours to which it is entitled.

                           (b) Each Party shall be entitled, but not required,
                  to make an opening statement, to present regular and rebuttal testimony, documents or other evidence, to cross-examine witnesses, and to make a closing argument. Cross-examination of witnesses shall occur immediately after their direct testimony, and cross-examination time shall be charged against the Party conducting the cross-examination.

                           (c) The Party initiating the ADR shall begin the
                  hearing and, if it chooses to make an opening statement, shall address not only issues it raised but also any issues raised by the responding Party. The responding Party, if it chooses to make an opening statement, also shall address all issues raised in the ADR. Thereafter, the presentation of regular and rebuttal testimony and documents, other evidence, and closing arguments shall proceed in the same sequence.

                           (d) Except when testifying, witnesses shall be
                  excluded from the hearing until closing arguments.

                           (e) Settlement negotiations, including any statements
                  made therein, shall not be admissible under any circumstances.


                                                                            76
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                                               CONFIDENTIAL TREATMENT REQUESTED

                  Affidavits prepared for purposes of the ADR hearing also shall not be admissible. As to all other matters, the neutral shall have sole discretion regarding the admissibility of any evidence.

                  6. Within seven (7) days following completion of the hearing, each Party may submit to the other Party and the neutral a post-hearing brief in support of its proposed rulings and remedies, provided that such brief shall not contain or discuss any new evidence and shall not exceed ten (10) pages. This page limitation shall apply regardless of the number of issues raised in the ADR proceeding.

                  7. The neutral shall rule on each disputed issue within fourteen (14) days following completion of the hearing. Such ruling shall adopt in its entirety the proposed ruling and remedy of one of the parties on each disputed issue but may adopt one Party's proposed rulings and remedies on some issues and the other Party's proposed rulings and remedies on other issues. The neutral shall not issue any written opinion or otherwise explain the basis of the ruling.

                  8. The neutral shall be paid a reasonable fee plus expenses. These fees and expenses, along with the reasonable legal fees and expenses of the prevailing Party (including all expert witness fees and expenses), the fees and expenses of a court reporter, and any expenses for a hearing room, shall be paid as follows:

                           (a) If the neutral rules in favor of one Party on all
                  disputed issues in the ADR, the losing Party shall pay 100% of such fees and expenses.

                           (b) If the neutral rules in favor of one Party on
                  some issues and the other Party on other issues, the neutral shall issue with the rulings a written determination as to how such fees and expenses shall be allocated between the parties. The neutral shall allocate fees and expenses in a way that bears a reasonable relationship to the outcome of the ADR, with the Party prevailing on more issues, or on issues of greater value or gravity, recovering a relatively larger share of its legal fees and expenses.

                  9. The rulings of the neutral and the allocation of fees and expenses shall be binding, non-reviewable, and non-appealable, and may be entered as a final judgment in any court having jurisdiction.

                                               CONFIDENTIAL TREATMENT REQUESTED

                  10. Except as provided in paragraph 9 or as required by law, the existence of the dispute, any settlement negotiations, the ADR hearing, any submissions (including exhibits, testimony, proposed rulings, and briefs), and the rulings shall be deemed Confidential Information. The neutral shall have the authority to impose sanctions for unauthorized disclosure of Confidential Information.


                                                                            78
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                                               CONFIDENTIAL TREATMENT REQUESTED

                                                                   EXHIBIT 20.11

                               JOINT PRESS RELEASE

ABBOTT AND SUPERGEN SIGN WORLDWIDE SALES AND DISTRIBUTION AGREEMENT FOR CHEMOTHERAPY COMPOUND RUBITECAN

Abbott Park, Ill. And San Ramon, Calif., December xx, 1999 - Abbott Laboratories (NYSE: ABT) and SuperGen, Inc. (NASDAQ: SUPG & SUPGW & SUPGZ) today announced the signing of a worldwide sales and marketing agreement for rubitecan.

Rubitecan is an oral chemotherapy compound in the camptothecin class and is currently in Phase III studies for the treatment of pancreatic cancer. Pancreatic cancer is associated with high patient mortality with over 75,000 deaths annually in the United States and Europe. It is the fourth leading cause of death by cancer in the U.S. with an average survival rate of four to five months following diagnosis at an advanced stage.

"Clinical data suggest that rubitecan has the potential to become a safe and effective therapy for the treatment of pancreatic cancer, a disease for which there are limited treatment options available," said Robert L. Parkinson, president and chief operating officer, Abbott Laboratories. "Furthermore, feedback from patients and clinicians worldwide has indicated a great interest and need for an oral chemotherapy alternative."

"Completing this agreement with Abbott is certainly an historic milestone in our continuing mission to build an independent pre-eminent cancer-fighting company," said Joseph Rubinfeld, Ph.D., chairman and chief executive officer of SuperGen. "As one of the world's largest health care companies, Abbott possesses the resources to ensure significant global market penetration of rubitecan upon regulatory approval. This agreement allows SuperGen to maintain its considerable U.S. presence and oncology franchise."

Under terms of the agreement, Abbott will make an initial equity investment in SuperGen. Additional equity investments, cash milestones and option exercises are contemplated over the life of the agreement. Abbott will have exclusive distribution and promotion rights for rubitecan outside the U.S., and co-promotion rights with SuperGen for rubitecan within the U.S. In addition, Abbott will become the exclusive U.S. distributor for Nipent-Registered Trademark-, SuperGen's currently marketed product for the treatment of hairy cell leukemia. SuperGen retains U.S. marketing rights for Nipent-Registered Trademark-.

Rubitecan is currently being studied at over 200 clinical sites for the treatment of pancreatic cancer. SuperGen has previously reported that it expects to initiate clinical trials of rubitecan for additional tumor types. Under the agreement announced today, SuperGen will be responsible for funding clinical development of a pancreatic claim.


                                                                            79
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                                               CONFIDENTIAL TREATMENT REQUESTED

Abbott Laboratories is a global, diversified health care company devoted to the discovery, development, manufacture and marketing of pharmaceutical, diagnostic, nutritional and hospital products. The company employs 56,000 people and markets its products in more than 130 countries. In 1998, the company's sales and net earnings were $12.5 billion and $2.3 billion, respectively, with diluted earnings per share of $1.51.

Abbott's news releases and other information are available on the company's Web site at http://www.abbott.com.

Based in San Ramon, California, SuperGen is a pharmaceutical company dedicated to the development and commercialization of products to treat life-threatening diseases, particularly cancer.

THIS PRESS RELEASE CONTAINS "FORWARD-LOOKING" STATEMENTS WITHIN THE MEANING OF
SECTION 27A OF THE SECURITIES ACT OF 1933, AS AMENDED, AND SECTION 21E OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED, AND ARE SUBJECT TO THE SAFE HARBORS CREATED THEREBY. SUCH STATEMENTS, INCLUDING THOSE REGARDING THE "EXPECTED" SAFETY PROFILE OF CAMPTOTHECIN COMPOUNDS, THE "PROMISING" NATURE AND "POTENTIAL" OF CAMPTOTHECIN COMPOUNDS AND THE "SUGGESTION" OF REDUCED SIDE EFFECTS OF CAMPTOTHECIN COMPOUNDS, INVOLVE CERTAIN RISKS AND UNCERTAINTIES INHERENT WITH RESEARCH IN THE BIOTECHNOLOGY/PHARMACEUTICAL FIELD. ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE PROJECTED IN THE "FORWARD-LOOKING" STATEMENTS AS A RESULT OF FURTHER STUDY AND CLINICAL TRIALS. FURTHER INFORMATION ON POTENTIAL FACTORS THAT COULD AFFECT SUPERGEN'S FINANCIAL RESULTS IS DISCUSSED IN SUPERGEN'S REPORTS IN FILE WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION (INCLUDING BUT NOT LIMITED TO THE REPORT ON FORM 10K FOR THE FISCAL YEAR ENDED DECEMBER 31, 1998 AND ON FORM 10-Q FOR THE QUARTER ENDED SEPTEMBER 30, 1999)


                                                                            80